Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

OASIS OUTSOURCING ACQUISITION CORPORATION,

OASIS OUTSOURCING GROUP HOLDINGS, L.P.

AND

PAYCHEX NORTH AMERICA INC.
DATED AS OF NOVEMBER 23, 2018

i

ii

EXHIBITS

A	—	Example Statement of Net Financial Position
B	—	Form of Escrow Agreement
C	—	Guarantee

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 23, 2018, is made by and among Oasis Outsourcing Acquisition Corporation, a Delaware corporation (the “Company”), Oasis Outsourcing Group Holdings, L.P., a Delaware limited partnership (“Seller”), and Paychex North America Inc., a Delaware corporation (“Buyer”).  The Company, Seller and Buyer shall be referred to herein from time to time collectively as the “Parties” and each as a “Party”.

RECITALS:

WHEREAS, as of the date hereof, Seller owns 100% of the issued and outstanding capital stock of the Company, consisting of 59.028 shares of common stock, par value $0.01 per share, of the Company (the “Shares”);

WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares;

WHEREAS, contemporaneous with signing this Agreement and as a condition and material inducement to Buyer’s execution and delivery of this Agreement, Stone Point Capital LLC is entering into that certain Confidentiality, Non-Solicitation and Non-Hire Agreement with Buyer, which will become effective upon the Closing;

WHEREAS, contemporaneous with signing this Agreement and as a condition and material inducement to Buyer’s execution and delivery of this Agreement, Kelso & Company, L.P. is entering into that certain Confidentiality, Non-Solicitation and Non-Hire Agreement with Buyer, which will become effective upon the Closing;

WHEREAS, contemporaneous with signing this Agreement and as a condition and material inducement to Buyer’s execution and delivery of this Agreement, certain Internal Employees of the Group Companies are entering into those certain Restrictive Covenant Agreements with Buyer, which will become effective upon the Closing;

WHEREAS, contemporaneous with signing this Agreement and as a condition and material inducement to Buyer’s execution and delivery of this Agreement, certain Internal Employees of the Group Companies are entering into those certain Employment Agreements with Buyer and the Company, which will become effective upon the Closing; and

WHEREAS, in order to induce Seller and the Company to enter into this Agreement, contemporaneously with the execution of this Agreement, in accordance with Section 5.5, the Guarantor has delivered to Seller and the Company the Guarantee, pursuant to which, among other things, the Guarantor has agreed to guarantee all of Buyer’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby intending to be legally bound agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1    Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“ACA” has the meaning set forth in Section 3.17(l).

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Accounting Principles” means the principles, practices, methodologies and procedures used by the Company in the preparation of the latest Financial Statements or, to the extent different therefrom, the Example Statement of Net Financial Position (in which case, the principles, practices, methodologies and procedures used by the Company in the preparation of the Example Statement of Net Financial Position shall govern), in each case in accordance with GAAP; provided that, for purposes of calculating Net Financial Position, GAAP shall be applied and interpreted consistently with the past principles, practices, methodologies and procedures used by the Company.

“Acquired Company Software” has the meaning set forth in Section 3.12(e).

“Acquisition Transaction” has the meaning set forth in Section 6.6(a).

“Actual Adjustment” means an amount, which may be a negative number, equal to (a) the Purchase Price as finally determined pursuant to Section 2.4(b),  plus (b) the Transaction Tax Benefit Amount, minus (c) the Estimated Purchase Price.

“Action” means any claim, action, demand, charge, lawsuit, audit, arbitration, mediation, inquiry, notice of violation, hearing, proceeding, litigation, complaint, citation, summons, subpoena or investigation of any nature, including civil, criminal, administrative, judicial, investigative, or regulatory, whether formal or informal, before or by a Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, excluding, in the case of Seller or the Group Companies, other “portfolio companies” of any funds managed or controlled by Stone Point Capital LLC or Kelso & Company, L.P.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any Party against, or reimburse any Party for, Losses, the amount of the Losses shall be determined net of any Tax benefit derived by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses), but only to the extent that such Tax benefit is actually realized by the applicable Indemnified Party (or Affiliate thereof) in the Tax year in which the applicable indemnity payment is made.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended and the United Kingdom Bribery Act 2010, as amended.

“Attorney-Client Communications” has the meaning set forth in Section 10.15.

“Available Escrow Funds” has the meaning set forth in Section 9.5(f).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 5.1 (Organization), Section 5.2 (Authority), Section 5.3(i) (Consents and Approvals; No Violations) and Section 5.4 (Brokers).

“Buyer Indemnitees” has the meaning set forth in Section 9.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means the Indebtedness of the Group Companies as of 11:59 p.m. ET on the Business Day immediately preceding the Closing Date.

“Closing Date Payment” has the meaning set forth in Section 2.4(a)(iii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.17(a).

 “Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification),  Section 3.2 (Authority),  Section 3.3(b)(i) (Consents and Approvals; No Violations), Section 3.4 (Capitalization), Section 3.5 (Subsidiaries), Section 3.11 (Tax Matters) and Section 3.22 (Brokers).

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, development, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, or results of operations of the Group Companies, taken as a whole; provided,  however, that none of the following (or the results thereof) shall be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred: (a) conditions generally affecting the economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, including any interest rates and currency exchange rates (and any changes therein), (b) any weather related or force majeure event or disruption, (c) any national or international political or social conditions, including the engagement by the United States or any other actor in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon any country or other actor, or any of its territories or possessions, (d) changes in GAAP or accounting standards (or in any interpretation thereof), (e) changes in any Laws or other binding directives issued by any Governmental Entity (or in any interpretation thereof) or any action required to be taken under any Law, (f) any change that is generally affecting the industries in which the Group Companies operate, (g) the public announcement, pendency or consummation of the transactions contemplated by this Agreement (including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company, and in each case, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company) or litigation arising from or relating to this Agreement or the transactions contemplated hereby, (h) any change in the credit rating of any Group Company, (i) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that this clause (i) shall not prevent a determination that any facts underlying such failure to meet such projections, forecasts or predictions have resulted in a Company Material Adverse Effect (to the extent such facts are not otherwise excluded from this definition of Company Material Adverse Effect)), (j) the taking of any action required, permitted or otherwise contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby, including any action taken at the request of Buyer or any of its Affiliates, or (k) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing; provided,  however, that any event, occurrence, fact, condition, circumstance, development, change or effect referred to in clauses (a),  (b),  (c),  (d),  (e) and (f) immediately above may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if and only to the extent that such event, occurrence, fact, condition, circumstance, development, change or effect has a materially disproportionate effect on the Group Companies, taken as a whole, relative to other companies in the industry in which the Group Companies operate.

“Company’s Knowledge” means, as it relates to Seller, the Company or any other Group Company, as of the date hereof, the actual knowledge, after reasonable investigation, of Mark Perlberg, Terry Mayotte, Joseph Mauceri, Joel Steigelfest and Kerim Fidel.

“Confidentiality Agreement” means the confidentiality agreement, dated August 8, 2018, by and between Paychex, Inc. and Oasis Outsourcing, Inc.

“Contract” means any legally binding written or oral agreement, contract, indenture, deed of trust, note, bond, mortgage, lease, sublease, license, guarantee or other arrangement or understanding, whether written or oral, together with all amendments, modifications and side agreements with respect thereto.

“Credit Facilities” means that certain First Lien Credit Agreement, dated as of December 26, 2014, by and among Oasis Outsourcing Holdings, Inc., as borrower, and the other parties thereto, as amended, modified or supplemented from time to time in accordance with the terms thereof.

 “Debt Payoff Letter” has the meaning set forth in Section 6.10.

“Disclosure Schedules” means the schedules disclosing exceptions and qualifications to the representations and warranties delivered by the Company and Seller on the date hereof.

“Eligible Insurance Proceeds” has the meaning set forth in Section 9.5(j).

“Enterprise Value” means $1,200,000,000.

“Environmental Laws”  means all applicable Laws of all Governmental Entities concerning pollution or protection of the environment, including those relating to the generation, handling, transportation, treatment, storage, disposal, discharge, release, threatened release, control, or cleanup of any toxic or otherwise hazardous materials, substances or wastes, as such of the foregoing are enacted and in effect on or prior to the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a trade or business that is treated as a single employer with the Group Companies pursuant to Section 4001(b) of ERISA or Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.4(a)(i).

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.4(a)(i).

“Escrow Amount” means Thirty-Six Million Dollars ($36,000,000).

“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account, together with any interest or gains thereof.

“Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by the Company. In connection with determining the Estimated Purchase Price, the Company shall use the actual Enterprise Value and estimate (a) the amount of Closing Date Indebtedness, (b) the amount of Unpaid Seller Expenses, and (c) the Net Financial Position Adjustment, which shall be prepared by the Company in accordance with the definition of Net Financial Position and the sample calculation attached as Exhibit A.

“Estimated Purchase Price Calculation” has the meaning set forth in Section 2.4(a).

“Example Statement of Net Financial Position” means the example statement of Net Financial Position as of the close of business on September 30, 2018, attached hereto as Exhibit A.

“Federal Rules of Evidence” means the Federal Rules of Evidence of the United States as in effect on the date of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Fraud” means common law liability for actual fraud under Delaware law with the intent to deceive in the making of the representations and warranties set forth in this Agreement by a Party to this Agreement.

“Fundamental Representations” means, collectively, the Buyer Fundamental Representations, the Company Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles, as applied consistently by the Group Companies.

“General Survival Date” has the meaning set forth in Section 9.1(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any United States or foreign federal, state or local governmental, regulatory (governmental, quasi-governmental, non-governmental and self-regulated organizations) or administrative authority, agency, division, instrumentality or commission or any judicial, arbitral or mediation body.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Guarantee” has the meaning set forth in Section 5.5(b).

“Guarantor” has the meaning set forth in Section 5.5(b).

“HIPAA” means Health Insurance Portability and Accountability Act, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” means the HSR filing pursuant to the HSR Act that will be filed by the Parties with respect to the transactions contemplated hereby.

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including all prepayment premiums, penalties or breakage fees and other similar obligations owed in respect of any outstanding Indebtedness payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of any Group Company consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, or evidenced by any note, bond, debenture or other debt security, in each case, as of such time, (b) any capitalized lease obligations of any Group Company as determined in accordance with the Accounting Principles, (c) obligations under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations if such swaps, options, futures or other hedging obligations will be terminated at Closing, (d) the deferred purchase price of property or services (including any earn-out obligations (the amount of which shall be calculated in accordance with the terms of such payment or obligation, including, pursuant to an underlying Contract), but excluding any trade or accounts payables and accrued expenses arising in the ordinary course of business) of any Group Company, (e) all outstanding reimbursement obligations in respect of drawn letters of credit issued for the account of any Group Company (but, for the avoidance of doubt, excluding any obligations in respect of undrawn letters of credit), (f) any payment or other obligation triggered or accelerated by the transactions contemplated by this Agreement, including any severance, change of control, bonus, increase in benefits or golden parachute payment with respect to any Person, including, in connection with any transaction or Contract entered into by any Group Company, and (g) all obligations of the type referred to in clauses (a) through (f) of this definition of “Indebtedness” of any Person other than any Group Company the payment of which any Group Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations (other than obligations of the Company in respect of any of its Subsidiaries and obligations of any Subsidiary of the Company in respect of any other Subsidiary of the Company). Notwithstanding the foregoing, “Indebtedness” shall not include any (A) item or amount included within Net Financial Position, (B) amounts available under debt instruments to the extent undrawn or uncalled, (C) undrawn letters of credit (including any that are outstanding under the Credit Facilities), (D) obligations under operating leases, or (E) amounts included as Unpaid Seller Expenses.

“Indemnifying Party” has the meaning set forth in Section 9.6(a).

“Indemnity Threshold” has the meaning set forth in Section 9.5(f).

“Independent Contractor” has the meaning set forth in Section 3.16(b).

“Information Technology Policy” has the meaning set forth in Section 3.19(a).

“Intellectual Property” means intellectual property or proprietary rights of any kind, nature, or description, worldwide, whether registered or unregistered, including the following: (a) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, blue prints, formulae, systems, process, technology, whether patentable or not, industrial designs, and all patents and patent applications, including any reissues, renewals, divisionals, continuations, continuations-in-part and extensions and counterparts thereof; (b) trademarks, service marks, trade dress, logos, other indications of origin, trade names, brand names, and registrations, applications for registration, and renewals thereof and Internet domain names, together with all of the goodwill associated with any of the foregoing; (c) copyrights in writings, designs, Software, and any other original works of authorship in any medium, including registrations, applications for registration, and renewals thereof, and all moral rights in the foregoing; and (d) trade secrets and other proprietary business information; in each case (clauses (a) through (d)), to the extent protectable by applicable Law.

“Internal Employee” means an employee of the Company or any of its Subsidiaries who meets all of the following criteria: (a) who has been hired and directly employed by the Company or any of its Subsidiaries or Affiliates; (b) whose worksite policies, procedures and job functions are defined and implemented exclusively by the Company or any of its Subsidiaries; (c) who is not an employee of a client of the Company or any of its Subsidiaries of Affiliates; (d) who is subject to promotional, disciplinary or termination decisions directly by the Company or any of its Subsidiaries or Affiliates for worksite related activities; and (e) who is not considered a co-employee of the Company or any of its Subsidiaries or Affiliates by any regulatory or licensing body.

“Internal Employee Company Benefit Plans” has the meaning set forth in Section 3.17(a).

“IRS” has the meaning set forth in Section 3.17(b).

“IT Systems” means the hardware, Software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, platforms, wide area network and other information technology equipment owned or leased by, or licensed to the Group Companies (including any outsourced systems and processes, that are owned or used by the Group Companies).

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Latest Balance Sheet Date” means September 30, 2018.

“Law” means all applicable laws, statutes, ordinances, rules, regulations, codes, judgments, injunctions, orders and decrees.

“Lesser Cost Amount” has the meaning set forth in Section 9.5(j).

“Lien” means any mortgage, deed of trust, option, license, lease easement, servitude, claim, transfer restriction, pledge, security interest, encumbrance, lien, charge or other third party rights, whether the same are recorded or unrecorded.

 “Losses” has the meaning set forth in Section 9.2.

“Material Contract” has the meaning set forth in Section 3.13(b).

“Material Customers”  has the meaning set forth in Section 3.21.

“Material Lease” has the meaning set forth in Section 3.10(b).

“Material Permit” has the meaning set forth in Section 3.9(a).

“Material Vendors”  has the meaning set forth in Section 3.21.

“Meek / Sinatra Acknowledgements” has the meaning set forth in Section 6.10.

“Multiemployer Plan” has the meaning set forth in Section 3.17(e).

“Net Financial Position” means, with respect to the Group Companies, the aggregate value of the current assets of the Group Companies less the aggregate value of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication, as of 11:59 p.m. ET on the Business Day immediately preceding the Closing Date and calculated in accordance with the Accounting Principles and including only the current assets and current liabilities set forth on the Example Statement of Net Financial Position attached hereto as Exhibit A.  Notwithstanding anything to the contrary contained herein, “Net Financial Position” shall (a) include as a current asset of the Group Companies, (i) all cash, cash equivalents and marketable securities of the Group Companies, including bank deposits, amounts in escrow, short term investments, rent deposits, uncleared inbound checks, drafts or wire transfers received or deposited or available for deposit that are not yet credited to the account of the Group Companies, but excluding the amount of any uncleared outbound checks, drafts or wire transfers or bank overdrafts, and (ii) all cash and cash equivalents of the Group Companies restricted in use, including in connection with (1) workers’ compensation obligations of any Group Company, and (2) any other cash or cash equivalents of any Group Company designated as “Restricted Cash and Investments” on the Company’s consolidated balance sheet or otherwise, and (b)  exclude (i) all income Tax assets (whether current or deferred) and income Tax liabilities (whether current or deferred), and (ii) any amounts with respect to (A) Unpaid Seller Expenses or Indebtedness and (B) the “tail” policy pursuant to and in accordance with Section 6.5(b).

“Net Financial Position Adjustment” means (a) if Net Financial Position exceeds the Target Net Financial Position, the amount of such excess (if any) or (b) if Net Financial Position is less than Target Net Financial Position, the amount of such deficiency (if any), in each case, if applicable; provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be and expressed as a negative number.

“Non-Party Affiliates” has the meaning set forth in Section 10.16.

“Notice of Insurance” has the meaning set forth in Section 9.5(j).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any writ, judgment, decree, restraining order, injunction, or similar order of a Governmental Entity (in each case whether preliminary or final).

“Other Indemnification Obligations” has the meaning set forth in Section 9.5(c).

“Outside Date” has the meaning set forth in Section 8.1(d).

“Parties” and “Party” each has the meaning set forth in the preamble to this Agreement.

“PATRIOT Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate Action by the Group Companies and for which appropriate reserves have been established in accordance with GAAP (if required under GAAP), (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate Tax Proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP (if required under GAAP), (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way, restrictions and similar matters affecting title to the real property and other title defects, if any, that have not had, and would not have, a Company Material Adverse Effect) that do not individually or in the aggregate materially interfere with the Group Companies’ present uses or occupancy of such real property, (d) Liens securing the obligations of the Group Companies under the Credit Facilities, (e) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies or any violation of which would not have a material impact on the business operations of any Group Company, (g) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, which would not have a Company Material Adverse Effect, (h) Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, which would not have a Company Material Adverse Effect, (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Group Companies or under self-insurance arrangements as well as Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto, which would not have a Company Material Adverse Effect or (iii) securing obligations in respect of letters of credit that have been posted by the Group Companies to support the payment of the items in clauses (i) and (ii) above, which would not have a Company Material Adverse Effect, (j) Liens securing rental payments under capital lease agreements and purchase money obligations, which would not have a Company Material Adverse Effect, (k) interests of lessors and licensors with respect to leased or licensed property of the Company or any of its Subsidiaries granted in the ordinary course of business, (l) Liens that do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the business of the Group Companies or materially interfere with the use thereof as currently used by Group Companies, and (m) Liens described on Schedule 1.1.

“Person” means an individual, partnership, corporation, limited liability company, limited partnership, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” shall, as the context requires, have the meaning ascribed by the Law or Laws applicable to the Person or Person’s jurisdiction of residence with respect to any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal information”, “personal health information” and “personal financial information” each as defined by applicable laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual.

“Personal Data Processor” means any Person other than an employee of the Group Companies that acquires, transmits or stores Personal Data or has access to any Personal Data acquired, transmitted or stored by or on behalf of the Group Companies.

“Policy Covered Indemnification Obligations” has the meaning set forth in Section 9.5(b).

“Potential Contributor” has the meaning set forth in Section 9.5(k).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pre-Closing Taxes” means all Losses arising from Taxes: (a) imposed on, or with respect to, any Group Company for any Pre-Closing Tax Period (determined in accordance with Section 6.13(e)), including, for the avoidance of doubt, any withholding Taxes imposed on Buyer or any Group Company as a result of the failure by Buyer, Seller or any Group Company to withhold such Taxes from any payment to be made under or as a result of the Closing of the transactions under this Agreement; (b) imposed on any Group Company pursuant to Treasury Regulation Section 1.1502-6 or any similar or corresponding federal, state, provincial, local or foreign Law with respect to the full taxable period that includes the Closing Date, by reason of the Company being, or ceasing to be, a member of any consolidated group including Seller or included in a consolidated or combined return of Seller; (c) imposed on a Buyer Indemnitee as a result of any breach of, or inaccuracy in, any representation or warranty set forth in Section 3.11; or (d) imposed on a Buyer Indemnitee as a result of any breach of or failure to perform a covenant or agreement of the Company set forth in Section 6.13. Without limiting the foregoing, “Pre-Closing Taxes” shall include Buyer’s reasonable costs and expenses incurred in connection with the filing of any Tax Return prepared by Buyer that relates solely to a Pre-Closing Tax Period.

“Professional Employer Agreement” means a Contract between any Group Company on one hand, and another Person, on the other hand, pursuant to which (a) a Group Company agrees to co-employ Worksite Employees, (b) the employer responsibilities for Worksite Employees, including those of hiring, firing and disciplining are expressly allocated by and between the Group Company, on one hand, and such Person, on the other, in such Contract, and (c) the Group Company expressly assumes the rights and responsibilities required by professional employer organizations by statute (including, for the avoidance of doubt, any “Client Services Agreement” as between a Group Company, on one hand, and another Person, on the other).

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).

“Purchase Price” means (a) the Enterprise Value, plus (b) the Net Financial Position Adjustment (which may be a negative number), minus (c) the amount of Closing Date Indebtedness, minus (d) the amount of Unpaid Seller Expenses.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).

“Qualifying Loss” means any individual indemnifiable Loss or series of related Losses in excess of $25,000.

 “R&W Insurance Policy” has the meaning set forth in Section 6.12.

“Released Claims” has the meaning set forth in Section 6.16(a).

“Releasee” has the meaning set forth in Section 6.16(a).

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restrictive Covenant Agreement” has the meaning set forth in Section 3.16(c).

“Review Period” has the meaning set forth in Section 2.4(b)(ii).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or residing in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled IP” has the meaning set forth in Section 3.12(c).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Expenses” means, without duplication, (a) the aggregate amount due and payable by the Group Companies as of immediately prior to the Closing for all out-of-pocket costs and expenses incurred by any of the Group Companies or by or on behalf of Seller (to the extent such amounts are a liability of any Group Company) in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby, including any change in control or retention type bonuses, sale bonuses, success fees related to the completion of the transactions contemplated hereby and (b) fifty percent (50%) of the cost and fees relating to or associated with the R&W Insurance Policy payable to the insurer with respect thereto; provided,  however, that “Seller Expenses” shall exclude any amounts (i) included in the definition of Closing Date Indebtedness or Net Financial Position, (ii) payable by the Group

Companies in connection with the “tail” policy pursuant to and in accordance with Section 6.5(b) and (iii) unless noted in clauses (a) or (b) above, to the extent incurred by Buyer or any of its Affiliates.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1 (Organization; Standing), Section 4.2 (Authority), Section 4.3(i) (No Violations), Section 4.4 (Title to the Shares) and Section 4.6 (Brokers).

“Seller Indemnitees” has the meaning set forth in Section 9.2.

“Seller Tax Proceeding” has the meaning set forth in Section 6.13(f)(ii).

“Shares” has the meaning set forth in the recitals to this Agreement.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements, and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals, and training materials relating to any of the foregoing.

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person (or group of Persons on a combined basis) will be able to timely pay and satisfy it liabilities and other obligations, including contingent and other liabilities, when and as they mature.

“Specified Matters” means the matters set forth on Schedule 9.3(f) and (g).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association or other business entity of which (a) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation or a company).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.  The Company’s Subsidiaries include each entity that is considered to be a direct or indirect subsidiary of the Company for accounting purposes in accordance with GAAP, but, for the avoidance of doubt, excludes the clients of the Company or its Subsidiaries even though the Company or one of its Subsidiaries is co-employer with respect to such client’s employees.

“Target Net Financial Position” means $24,000,000.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, escheat, unclaimed property or other tax, of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Proceeding” means any audit, examination, action, claim, suit, arbitration, inquiry, litigation, investigation or other administrative or judicial proceeding by or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity imposing or administering Taxes, charged with the collection of Taxes or otherwise having jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning set forth in Section 9.6(b).

“Transaction Deductions” means the sum of all items of loss or deduction, to the extent deductible for Tax purposes and without duplication, resulting from or attributable to any payment made or to be made by (or on behalf of) any Group Company in connection with the transactions contemplated by this Agreement, including (a) the Seller Expenses (regardless of whether such items remain unpaid as of Closing), (b) the payment of Indebtedness (including, for the avoidance of doubt, in respect of the payment of any earnout (or portion of any earnout) by or on behalf of the Group Companies) at Closing or as otherwise contemplated by this Agreement (including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof), (c) the payment of any change of control or other bonuses to employees of the Group Companies in connection with the consummation of the transactions contemplated by this Agreement, and (d) payment of legal, financial advisory, accounting and other fees and expenses of the Group Companies in connection with this Agreement and the transactions contemplated hereby; provided,  however, that, with respect to any success-based financial advisory fees or expenses, seventy percent (70%) of such fees and expenses shall be treated as deductible in accordance with Rev. Proc. 2011-29.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Guarantee and the Confidentiality Agreement.

“Transaction Tax Benefit Amount” means the sum of (a) product of (i) the total amount of all Transaction Deductions to the extent such Transaction Deductions: (A) do not reduce taxes for a Pre-Closing Tax Period or result in a refund payable to Seller pursuant to Section 6.13(c), and (B) are either paid by Seller or one or more of the Group Companies prior to Closing or are paid by (or on behalf of) Buyer and reduce the Purchase Price payable to Seller, as finally determined multiplied by (ii) 0.24; plus (b) $480,000.

“Transfer Taxes” has the meaning set forth in Section 6.9.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“Unpaid Seller Expenses” means the aggregate amount of Seller Expenses incurred and unpaid as of immediately prior to the Closing.

“WARN Act” means Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Worksite Employee” means an individual who is an employee of the Company or any of its Subsidiaries (a) who is considered a co-employee of the Company or any of its Subsidiaries and who also is an employee of a client of the Company or any of its Subsidiaries (the “worksite employer”), (b) whose worksite policies, procedures and job functions are defined and implemented by such individual’s worksite employer, and (c) who is subject to promotional, disciplinary or termination decisions by such individual’s worksite employer for worksite related activities.

Section 1.2    Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (f) the word “or” is disjunctive but not necessarily exclusive; (g) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (h) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any Law or Contract are to that Law or Contract as amended, modified or supplemented from time to time prior to the Closing in accordance with the terms hereof and thereof; (j) references to any Person include the successors and permitted assigns of that Person; (k) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (l) the words “dollar” or “$” shall mean U.S. dollars; (m) the word “day” means calendar day unless Business Day is expressly specified; and (n) any amounts denominated in currency other than the lawful money of the United States of America on any date of determination shall be deemed to be the equivalent in dollars of such currency determined by reference to the appropriate exchange rate as published in the Wall Street Journal on such date of determination. If any action under this Agreement is required to be done or taken on a day that is not a Business Day (including the giving of any notice) or if the period during which any action or notice is required expires on a date which is not a Business Day, then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. The signatories to this Agreement have executed this Agreement solely in their capacity as the authorized Representatives of the Parties hereto and not in their personal capacity.

Article 2
PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase, acquire and accept from Seller, and Seller will sell, assign, transfer, convey and deliver to Buyer, the Shares free and clear of all Liens (other than Permitted Liens and restrictions arising under applicable securities Laws).

Section 2.2    Closing of the Transactions Contemplated by this Agreement.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on the second Business Day after satisfaction (or waiver) of the conditions set forth in Article  7 (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) (such date, the “Closing Date”), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, unless another time, date or place is agreed to in writing by Buyer and Seller; provided, however, notwithstanding anything to the contrary in this Agreement, the Closing Date shall not be a date earlier than November 30, 2018.

Section 2.3    Deliveries at the Closing.

(a)    Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer:

(i)    all certificate(s) representing the Shares, duly endorsed in blank or accompanied by any other proper instrument of assignment endorsed in blank in proper form for transfer;

(ii)    a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a),  Section 7.2(b), and Section 7.2(c) have been satisfied by Seller;

(iii)    the Escrow Agreement which is executed by the Company and the Escrow Agent; and

(iv)    a duly executed certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv).

(b)    Deliveries by Company.  Prior to or at the Closing, the Company shall deliver the following documents:

(i)    written resignations of (A) each of the directors of the Group Companies and (B) those officers of the Group Companies, in each case, designated in writing by Buyer at least five (5) Business Days prior to the Closing Date;

(ii)    a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a),  Section 7.2(b), and Section 7.2(c) have been satisfied by the Company;

(iii)    the Escrow Agreement which is executed by Seller and the Escrow Agent; and

(iv)    the Debt Payoff Letter.

(c)    Deliveries by Buyer.  At the Closing, Buyer shall pay the Estimated Purchase Price in accordance with the provisions set forth in Section 2.4.  Further, prior to or at the Closing, Buyer shall deliver the following documents:

(i)    a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(ii)    the Escrow Agreement which is executed by Buyer and the Escrow Agent.

Section 2.4    Purchase Price.

(a)    Estimated Purchase Price.  No later than three (3) Business Days prior to the Closing, the Company shall deliver to Buyer a good faith calculation of the Estimated Purchase Price (the “Estimated Purchase Price Calculation”).  At the Closing, Buyer shall pay, or shall cause the Company to pay, in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:

(i)    the Escrow Amount shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (A) entered into on the Closing Date by and among Seller, the Company, Buyer and the Escrow Agent as security for Seller’s obligations as provided in this Agreement and (B) substantially in the form of Exhibit B attached hereto;

(ii)    on behalf of Seller and the Group Companies, (A) the Closing Date Indebtedness and (B) the Unpaid Seller Expenses that are included in the Estimated

Purchase Price, each in accordance with the Debt Payoff Letter or in accordance with the instructions of Seller, in either case, delivered to Buyer at least one Business Day prior to the Closing Date; and

(iii)    after payment of the amounts in clauses (i) and (ii) above, to Seller, an amount equal to the balance of the Estimated Purchase Price (the “Closing Date Payment”).

(b)    Determination of the Final Purchase Price.

(i)    As soon as practicable, but no later than 60 days after the Closing Date, the Company shall prepare and deliver to Seller, the Company’s good faith (A) proposed calculation of the Net Financial Position (and the related Net Financial Position Adjustment, if any), (B) proposed calculation of the amount of Closing Date Indebtedness, (C) proposed calculation of the amount of Unpaid Seller Expenses, (D) proposed calculation of the Purchase Price, and, in each case, the supporting calculations of the components thereof in reasonable detail and in a manner consistent with the definitions thereof, (E) proposed calculation of the Transaction Tax Benefit Amount, and (F) an itemized comparative table setting out all sums which are an increase or decrease to the Net Financial Position, Closing Date Indebtedness, Unpaid Seller Expenses and the Purchase Price as compared against the Estimated Purchase Price Calculation and which shall (x) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby, (y) be based on facts and circumstances as they exist on the Closing Date and (z) exclude the effect of any decision or event occurring on or after the Closing Date.  The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”. Buyer and the Company agree to prepare the Proposed Closing Date Calculations in a manner consistent with the definitions hereof (including the Accounting Principles) and the Group Companies’ past practices and Buyer and the Company shall not make any changes to the assumptions underlying the Accounting Principles (including levels of reserves used by the Group Companies with respect thereto). In furtherance of the foregoing, the Parties acknowledge and agree that the Accounting Principles are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies.

(ii)    Seller shall have thirty (30) days following receipt of the Proposed Closing Date Calculations to review such calculations (the “Review Period”).  Seller may, on or prior to the expiration of the Review Period, provide to Buyer written notice of dispute, which sets forth its objections to the Company’s calculation of the Proposed Closing Date Calculations (a “Purchase Price Dispute Notice”).  For the avoidance of doubt, Seller may provide a Purchase Price Dispute Notice on the basis that it has not been provided with adequate information to understand and evaluate the differences between the Proposed Closing Date Calculations (and the components thereof), on the one hand, and Seller’s Estimated

Purchase Price Calculation (and components thereof), on the other hand.  Unless Seller delivers a Purchase Price Dispute Notice to Buyer on or prior to the expiration of the Review Period, Seller and the other Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Financial Position (and the related Net Financial Position Adjustment, if any), Closing Date Indebtedness, Unpaid Seller Expenses, the Transaction Tax Benefit Amount, and the Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).  Prior to the expiration of the Review Period, Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Purchase Price will be finally determined when such notice is given.  If Seller delivers a Purchase Price Dispute Notice to Buyer on or prior to the expiration of the Review Period, Buyer and Seller shall use commercially reasonable efforts to resolve any disputes set forth in the Purchase Price Dispute Notice in good faith during the 30-day period commencing on the date Buyer receives the applicable Purchase Price Dispute Notice from Seller. The Parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Buyer and Seller during such 30-day period of negotiations and any subsequent dispute arising therefrom. To the extent any of the items in dispute are resolved and agreed to in writing between Buyer and Seller during such 30-day period of negotiations, such resolution shall be final and binding on the Parties with respect to the specific items so resolved.  If Seller and Buyer do not agree upon a final resolution with respect to any disputed items set forth in the Purchase Price Dispute Notice within such 30-day period, then the remaining items in dispute shall be submitted promptly by Buyer and Seller to Deloitte LLP, or if Deloitte LLP declines the engagement, such other independent accounting firm of national reputation mutually acceptable to Buyer and Seller (the “Accounting Firm”).  Either Buyer or Seller may retain the Accounting Firm upon the expiration of the Review Period; provided, that the engagement agreement for the Accounting Firm must specify that the Accounting Firm will act as a neutral expert and not as a mediator or as a fiduciary to or advocate of either Seller or Buyer.  Further, the Accounting Firm shall limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Proposed Closing Date Calculations to comply with the provisions of this Agreement, shall act as an accounting expert and not as an arbitrator and shall not make any determination with respect to any Party’s legal rights under this Agreement. Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding on the Parties (as set forth in the Proposed Closing Date Calculations, the Purchase Price Dispute Notice or as otherwise resolved in writing by Seller and Buyer).  The Accounting Firm shall be requested to render a written determination of the applicable dispute(s) (acting as an expert and not as an arbitrator) within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (A) the definitions and other applicable provisions of this Agreement, (B) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and Purchase Price Dispute Notice) submitted by each of Buyer and

Seller to the Accounting Firm within fifteen (15) days after the engagement thereof (which the Accounting Firm shall forward to the other Party) and (C) one written response submitted to the Accounting Firm within five (5) Business Days after receipt of each such presentation (which the Accounting Firm shall forward to the other Party), and not on independent review. Neither Buyer, Seller nor the Group Companies shall have any ex parte conversations or meetings with the Accounting Firm without the prior consent of the other Parties. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Seller and Buyer, and any associated engagement fees shall initially be borne 50% by Seller and 50% by Buyer; provided that such fees shall ultimately be borne by Seller and Buyer in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such Party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 2.4(b)(ii).  Such determination of the Accounting Firm shall be conclusive and binding upon the Parties absent manifest error.  The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b)(ii), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Financial Position (and the related Net Financial Position Adjustment, if any), Closing Date Indebtedness, Unpaid Seller Expenses, the Transaction Tax Benefit Amount, and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii)    Buyer shall, and shall cause each Group Company to, promptly make such Group Company’s financial records, supporting documents and work papers and personnel and accountants and other Representatives available to Seller and its accountants and other Representatives (including the Accounting Firm) at reasonable times during the review by Seller of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(iv)    Buyer and Seller agree that the procedures set forth in this Section 2.4 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.4(b)(ii) in any court of competent jurisdiction in accordance with Section 10.12.  The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of manifest error.  It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided,  however, that any deadline or time period contained herein may be extended or modified by the written agreement of the Parties and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.4.

(c)    Adjustment to Estimated Purchase Price.

(i)    If the Actual Adjustment is a positive amount, then promptly (but within three (3) Business Days) after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b),  Buyer shall pay, or shall cause the Company to pay, to Seller an amount equal to such positive amount by wire transfer of immediately available funds.

(ii)    If the Actual Adjustment is a negative amount, then promptly (but within three (3) Business Days) after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b), the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Company an amount equal to the absolute value of such negative amount from the Escrow Funds; provided, that if any portion of the Escrow Funds is unavailable to satisfy any indemnification obligations of the Indemnifying Parties as a result of being distributed to Buyer pursuant to this Section 2.4(c)(ii), Seller shall promptly (but in any event within three (3) Business Days) cause payment to be made to the Escrow Agent, by wire transfer of immediately available funds, in any amount equal to such unavailable portion, which shall be added to the Escrow Funds held by the Escrow Agent in accordance with the terms and conditions set forth in this Agreement and the Escrow Agreement and shall be available for use pursuant to ARTICLE 9. If the amount payable to Buyer exceeds the then available Escrow Funds, then Seller shall promptly (but in any event within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b) pay such deficiency to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer.

(iii)    Any amounts which become payable pursuant to this Section 2.4(c) will constitute an adjustment to the Purchase Price for all purposes hereunder, including for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, except as otherwise required by applicable Law.

Section 2.5    Withholding.  Notwithstanding anything to the contrary in this Agreement, Buyer and the Company shall be permitted to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any applicable provision of Tax Law; provided that no such withholding shall apply to any payments to Seller hereunder unless and except Buyer has provided Seller with at least ten (10) Business Days’ advance notice of Buyer’s intent to withhold and Buyer provides Seller with a reasonable opportunity to minimize or eliminate such withholding.  Any such withheld amounts shall be paid over to the appropriate Taxing Authority and to the extent so paid over shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Notwithstanding the foregoing and assuming the proper delivery of all necessary forms claiming an exemption from withholding, Buyer is not aware of any requirement to withhold or deduct any amounts at the Closing.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Buyer as follows:

Section 3.1    Organization and Qualification.  The Company is a corporation, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted.  The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2    Authority.  The Company has the requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby.  The execution and delivery of each Transaction Document to which the Company is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.  Each Transaction Document to which the Company is a party has been duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against the Company in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 3.3    Consents and Approvals; No Violations.

(a)    Except as set forth in Schedule 3.3(a), assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notice to, filing with, or authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) those the failure of which to obtain or make would not have a Company Material Adverse Effect, and (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

(b)    Except as set forth on Schedule 3.3(b), neither the execution, delivery and performance by the Company of any Transaction Document to which it is a party nor the consummation by the Company of the transactions contemplated thereby will (i) conflict with or result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract, Material Permit or Material Lease to which any Group Company is a party, (iii) violate any Law or Order of any Governmental Entity having jurisdiction over any Group Company or any of their respective material properties or assets, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Group Company, which in the case of any of clauses (ii),  (iii) and (iv) above, would have a Company Material Adverse Effect.

Section 3.4    Capitalization.

(a)    The Company is authorized to issue up to 1,000 shares of common stock par value $0.01 per share.  The Shares comprise all of the Company’s issued and outstanding equity securities.  The Shares are held beneficially and of record by Seller, have been duly authorized and validly issued, and were not issued in violation of any preemptive or similar rights.

(b)    Except for the Shares, there are no outstanding: (i) equity securities or voting securities of the Company; (ii) securities convertible or exchangeable into equity securities of the Company; (iii) options, warrants, rights (including purchase rights, preemptive rights, and exchange rights), pledges, calls, puts, subscriptions or rights to subscribe, conversion rights, rights of first refusal to which the Company is a party or which is binding upon the Company that obligates the Company to issue, transfer, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any equity securities of the Company; (iv) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its equity securities; or (v) stock appreciation rights, phantom equity, profit participation or similar rights with respect to the Company.

Section 3.5    Subsidiaries.

(a)    Each Subsidiary of the Company is a corporation, partnership, limited liability company or other business entity, as the case may be, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of formation, in each case, in all material respects.  Schedule 3.5(a) sets out the name and jurisdiction of incorporation or formation, as the case may be, of each Subsidiary of the Company. Each Subsidiary of the Company has the requisite corporate, partnership, limited liability company or other applicable power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted, in each case, in all material respects.  Each Subsidiary of the Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b)    Except as set forth on Schedule 3.5(b), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.  All outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, are free and clear of any Liens (other than Permitted Liens), are owned, beneficially and of record, solely by another Group Company, and were not issued in violation of any preemptive or similar rights.  There are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company, (iii) rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company and (iv) stock or unit appreciation rights, phantom equity, profit participation or similar rights with respect to any Subsidiary of the Company.

Section 3.6    Financial Statements.

(a)    Attached hereto as Schedule 3.6(a) are true and complete copies of the following financial statements (such financial statements, collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Group Companies for the fiscal years ended as of December 31, 2016 and December 31, 2017 (in each case, including the related audited consolidated statements of comprehensive income, changes in stockholders’ equity and cash flows for the years then ended); and (ii) the unaudited consolidated balance sheet of the Group Companies as of the Latest Balance Sheet Date (the “Latest Balance Sheet”) and the related unaudited consolidated statements of comprehensive income, changes in stockholders’ equity and cash flows for the nine (9) month period then ended (collectively, the “Unaudited Financial Statements”).  The Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of Unaudited Financial Statements, for the absence of footnotes and subject to year-end adjustments and any other adjustments described therein, and (B) fairly present in accordance with the Accounting Principles, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and to year-end adjustments and any other adjustments described therein).

(b)    All of the Group Companies’ bank accounts are listed on Schedule 3.6(b), which includes the name and address of the financial institution where such bank account is maintained, the account number and the names of all authorized signatories having the authority to withdraw funds from such bank account.

Section 3.7    Absence of Undisclosed Liabilities.  No Group Company has any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed or provided for in the Financial Statements (including the notes thereto), (b) liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date, (c) liabilities not required by GAAP to be reflected on, reserved against or otherwise described on a balance sheet, and (d) liabilities incurred in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.8    Absence of Changes.  During the period beginning on the Latest Balance Sheet Date and ending on the date of this Agreement, (a) there has not been a Company Material Adverse Effect, (b) the Group Companies have conducted each of their respective businesses in all material respects in the ordinary course substantially consistent with past practices, and (c) there has not been any action taken by any Group Company that, if taken during the period from the date of this Agreement through the Closing without Buyer’s consent, would constitute a breach of Section 6.1.

Section 3.9    Compliance with Applicable Law.

(a)    The Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses in all material respects as presently conducted (each, a “Material Permit”). Schedule 3.9(a)(i) sets forth a true and complete list of all Material Permits, including the names of the Material Permits, the holders thereof, the relevant issuing Governmental Entity and their respective dates. All such Material Permits are valid, and in full force and effect and will continue to be so upon consummation of the transactions contemplated hereby, and each Group Company is in compliance with the terms of the Material Permits, in each case, in all material respects. As of the date of this Agreement, each Group Company is, and in the twelve (12) month period ending on the date hereof has been, in compliance with all applicable Laws in all material respects.  No Group Company has as of the date of this Agreement (i) received any written notice from any Governmental Entity regarding any material violation by any Group Company of any applicable Law or (ii) filed with or otherwise provided to any Governmental Entity any written notice regarding any material violation by any Group Company of any applicable Law. Except as set forth on Schedule 3.9(a)(ii), (A) no Group Company supports any payroll functions or any related banking functions outside the United States for any client or customer, nor does it support any currency other than the United States dollar, (B) no client or customer of any Group Company has identified any location outside the United States at which its Worksite Employees perform their functions, and (C) to the Company’s Knowledge, no Group Company supports any services to any client, customer or Worksite Employee outside of the United States.

(b)    Each Group Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Group Company and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Group Company and their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Group Companies or any of their respective directors, officers, employees, or agents is a Sanctioned Person. This Agreement and the transactions completed hereby will not violate any Anti-Corruption Law or applicable Sanctions.

Section 3.10    Properties.

(a)    None of the Group Companies owns or has owned in the last three (3) years a fee interest in any real property.

(b)    Schedule 3.10(b) sets forth a true, accurate and complete list of all leases, subleases, licenses, and guaranties of real property pursuant to which any Group Company is a tenant as of the date of this Agreement (the “Material Leases”), which list shall specify for each Material Lease the following: the parties, including any guarantors, address, monthly base rental amount and expiration date. Each Material Lease is valid and binding on the applicable Group Company party thereto, in full force and effect, all rent and other sums and charges due and payable by the applicable Group Company have been paid and enforceable in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other parties thereto), except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought. The Group Company party thereto, and, to the Company’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Material Lease. The Company has delivered or made available to Buyer true, complete and accurate copies of each of the Material Leases, and none of such Material Leases have been modified as of the date hereof in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer.  To the Company’s Knowledge, no Group Company is in default in any material respect under any of the Material Leases.

(c)    The Group Companies have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease or similar contractual arrangement, all of their respective tangible and intangible assets except for inventory sold in the ordinary course of business and not in violation of this Agreement, in each case, free and clear of any Liens, other than Permitted Liens, except as would not reasonably be expected to have a Material Adverse Effect.

(d)    Except as set forth in Schedule 3.10(d), to the Company’s Knowledge: (i) there are no defects in any of the buildings leased by the Group Companies under the Material Leases that would materially impair the use of that property as currently used; and (ii) the premises, structures and buildings leased by the Group Companies under the Material Leases comply in all material respects with the legal requirements for their operation as currently operated.  There are no Actions pending or, to the Company’s Knowledge, threatened by any Governmental Entity that could materially affect the continued operation of the locations identified in the Material Leases as currently used.

(e)    Except as set forth on Schedule 3.10(e), the Company has not received written notice of any pending or threatened appropriation or condemnation materially affecting and impairing the current use of any of the locations identified in the Material Leases.

Section 3.11    Tax Matters.  Except as set forth on Schedule 3.11:

(a)    All income and other material Tax Returns required to be filed by, or with respect to, any of the Group Companies have been timely filed (taking into account extensions), and all such Tax Returns are true, correct and complete in all material respects. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(b)    All Taxes which are due and payable by any of the Group Companies have been timely paid.  Any charges, accruals or reserves for Taxes provided for in the face of the Financial Statements are adequate, in accordance with GAAP, to cover such Taxes of the Group Companies for periods ending on or prior to the date of such Financial Statements, and all such charges, accruals or reserves for Taxes on the most recent Financial Statements, as adjusted in accordance with past practice of the Group Companies for operations and transactions in the ordinary course of business and the passage of time for periods beginning after the date of such Financial Statements and through the Closing Date, are adequate, in accordance with GAAP, to cover such Taxes of the Group Companies through the Closing Date. All deficiencies for Taxes asserted or assessed against any Group Company have been fully and timely paid, settled or reserved for in the Financial Statements.

(c)    Each of the Group Companies has complied in all material respects with all applicable Laws relating to information reporting in respect of the payment, collection and withholding of Taxes.

(d)    There are no Tax Proceedings with respect to Taxes or Tax Returns of any of the Group Companies pending or asserted in writing. No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment, re-assessment or collection of any Taxes of any Group Company, and no written power of attorney with respect to any such Taxes, has been filed or entered into with any Governmental Entity, in each case, that is currently in effect. No Governmental Entity has asserted in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against any Group Company with respect to any taxable period for which the period of assessment or collection remains open. No written claim has been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)    There are no Liens for Taxes upon the assets or properties of the Group Companies except for Permitted Liens.

(f)    None of the Group Companies (i) is a party to, bound by or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than any such agreement or arrangement (A) solely among the Group Companies or (B) entered into in the ordinary course of business and not primarily relating to Taxes), (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is any Group Company) or (iii) has any liability for material Taxes of any other Person (other than a Group Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as transferee or successor.

(g)    None of the Group Companies has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(c) (or any similar provision of state, local or foreign Law).  None of the Group Companies has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(i)    No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of: (i) any change in method of accounting for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) use of an improper method of accounting for a Pre-Closing Tax Period; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) that arose in a Pre-Closing Tax Period; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; (vii) subpart F income, within the meaning of Section 954 of the Code or pursuant to Section 956 of the Code, arising in any Pre-Closing Tax Period; or (viii) the application of Section 965 of the Code.

Section 3.12    Intellectual Property.

(a)    The Group Companies own, or are licensed or otherwise have the right to use, in any jurisdiction where they are currently used, all material Intellectual Property used in their respective businesses as currently conducted by the Group Companies (collectively, the “Company Intellectual Property”).

(b)    (i) There are no pending or, to the Company’s Knowledge, threatened (in writing) claims, suits or arbitrations by any third party alleging infringement or misappropriation by any Group Company with respect to their use of the Company Intellectual Property or the conduct of the business of the Group Companies; (ii) the conduct of the business of the Group Companies does not infringe any Intellectual Property of any third party that would result in liability to the Group Companies; (iii) none of the Company Intellectual Property or the Company’s interest therein is the subject of any pending Action challenging its ownership, registerability, patentability, validity or enforceability and no Group Company has received any written notice to such effect during the past three (3) years; (iv) no Group Company has asserted in writing any claim of an infringement or misappropriation by others of any Company Intellectual Property that is owned by any Group Company during the past three (3) years; (v) to the Company’s Knowledge, no third party is infringing any Company Intellectual Property in any material respect; and (vi) the Group Companies have taken reasonable steps designed to protect the material Company Intellectual Property that is owned by the Group Companies.

(c)    Schedule 3.12(c) contains a list of all issued patents, patent applications, registrations and applications for registration of trademarks and service marks, material unregistered trademarks and service marks, copyright registrations, and domain names owned by the Group Companies (the “Scheduled IP”). Unless otherwise specified on Schedule 3.12(c), the Scheduled IP is subsisting and, if registered, is valid and enforceable.

(d)    All IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use.  The IT Systems are in all material respects adequate, in good working condition, and suitable for the purposes for which they are currently being used, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats, or otherwise) for all Software.  The Group Companies have (i) implemented commercially reasonable written security, backup and data recovery, business continuity and disaster recovery plans, procedures, and facilities; (ii) acts in material compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective, in all material respects, upon such testing.  To the Company’s Knowledge, in the past twelve (12) months, the Group Companies have not experienced a failure or other adverse event that caused the disruption to or unavailability of the IT Systems or unauthorized access to or disclosure of confidential information that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  The Group Companies are not in material breach of any contract related to any IT System and is not aware of any event that, with the passage of time or the giving of notice, or both, would constitute a breach of any contract related to any IT System.

(e)    None of the Software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any Group Company (excluding any third party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, the “Acquired Company Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. None of the Acquired Company Software that is owned or developed (or currently being developed) by any Group Company, or to the Company’s Knowledge, no other Acquired Company Software infringes, violates or makes unlawful use of any Intellectual Property right of, or contains any Intellectual Property misappropriated from, any other Person.  No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Acquired Company Software to any escrow agent or other Person.  No event has occurred, and no circumstance or condition currently exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Acquired Company Software to any other Person. The Group Companies have exercised reasonable care and taken commercially reasonable actions to protect, maintain and enforce the Company Intellectual Property.

Section 3.13    Material Contracts.

(a)    Except as set forth on Schedule 3.13(a) and except for this Agreement and any Material Lease, as of the date of this Agreement, no Group Company is a party to or bound by any:

(i)    any Contract creating or governing a partnership or joint venture or other similar arrangement relating to the Group Companies (other than any Governing Documents of any Group Company);

(ii)    any Contract (other than leases for tangible personal property that involve obligations on the part of any Group Company of less than $150,000 annually) relating to Indebtedness;

(iii)    any Contract or series of related Contracts (other than a Contract with a customer or client) pursuant to which the Group Companies paid or received, or are obligated to pay or are entitled to receive, individually or in the aggregate, amounts in excess of $300,000 during the twelve (12) month period ending on the Latest Balance Sheet Date;

(iv)    any Contract with a customer or client (other than a Contract that will terminate in accordance with its terms within thirty (30) days or less or that is terminable by a customer or client within thirty (30) days or less) pursuant to which the Group Companies received, or are entitled to receive, individually or in the aggregate, payments in respect of any administration fees in excess of $300,000 during the twelve (12) month period ending on the Latest Balance Sheet Date;

(v)    any Contract prohibiting or limiting any Group Company from freely engaging in any material line of business or that requires any Group Company to work exclusively with any Person in any particular area or any Contract which contains exclusivity obligations or restrictions binding on any Group Company;

(vi)    any Contract under which any Group Company has, directly or indirectly, made any advance, loan, guarantee, or capital contribution to, or other investment in, any Person pursuant to which any Group Company liability remains outstanding, in each case, other than (A) any accounts receivable incurred in the ordinary course of business, (B) reasonable and routine travel and business expense advances made to directors, managers, employees or consultants in the ordinary course of business, and (C) any Contract that does not involve obligations on the part of any Group Company in excess of $50,000;

(vii)    any Contract (other than this Agreement and the Governing Documents of the Group Companies) providing for the issuance, redemption, cancellation, vesting, forfeiture or exchange of any capital stock of a Group Company;

(viii)    any Contracts relating to the future acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);

(ix)    any collective bargaining agreement with a labor union or labor organization representing a Group Company’s employees;

(x)    any Contract under which any Group Company is the lessee of or holds or operates, in each case, any tangible personal property owned by any other Person, except, with respect to any Group Company, for any lease under which the aggregate annual rental payments do not exceed $150,000;

(xi)    any Contract requiring mandatory capital expenditures after the date hereof in excess of $100,000 (other than any capital expenditures contemplated by the Company’s capital expenditure budget as in existence on the date hereof);

(xii)    any Contract material to the business of any Group Company pursuant to which (A) any Group Company grants any Person rights under any of the Company Intellectual Property, or (B) any third Person grants any Group Company rights to Intellectual Property that is material to the business of any Group Company;

(xiii)    any Contract with a Governmental Entity pursuant to which the Governmental Entity is a customer or a recipient of services from any Group Company or any Contract that requires any Group Company to have any Material Permit or to comply with any Law;

(xiv)    any Contract (including any Professional Employer Agreement) with any customer or client of any Group Company that contains any terms relating to customer compliance responsibilities, termination rights, indemnification, liability limitations (including warranty disclaimers and provisions regarding consequential damages and caps on liabilities) and data privacy and related matters that are different in any material respect from any Group Company’s standard form customer or client agreement;

(xv)    any employment Contract with any Internal Employee having an annual base salary in excess of $100,000 (other than offer letters for employment that do not provide for severance, contain a “for cause” or “good cause” provision, or otherwise alter the “at will” nature of the Internal Employee’s employment with the Group Company with any Internal Employee having an annual base salary less than $150,000); or

(xvi)    any Contract to agree to do any of the foregoing.

(b)    Each Contract set forth on Schedule 3.13(a), each customer Contract (including any Professional Employer Agreement), and this Agreement and the Material Leases (each, a “Material Contract”) is valid and binding on the applicable Group Company and, to the Company’s Knowledge, each other party thereto, and enforceable in accordance with its terms against such Group Company in all material respects (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  During the period beginning on January 1, 2017 and ending on the date of this Agreement, no Group Company has received written notice of any material default under any Material Contract. No Group Company is in material default or breach as of the date hereof of any Material Contract and, to the Company’s Knowledge, no other party is in material default or breach as of the date hereof of any Material Contract.

(c)    No Group Company is or may be deemed to be a federal government subcontractor within the meaning of the Law, including, the Federal Acquisition Regulations, Office of Federal Contract Compliance Program Regulations or the Defense Federal Acquisition Regulation Supplement, as a result of having entered into or providing services pursuant to any Contract, including, any Professional Employer Agreement.

Section 3.14    Insurance.  Schedule 3.14 contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement.  All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies (other than a customary reservation of rights notice).

Section 3.15    Litigation.  Except as set forth on Schedule 3.15, there is no, and during the past three (3) years there has not been any Action pending or, to the Company’s Knowledge, threatened against any Group Company or any of their respective properties or assets before (or, in the case of threatened Actions, would be before) any arbitrator or Governmental Entity, that has caused or would reasonably be expected to cause, individually or in the aggregate, a material liability to any Group Company, nor is there any Order involving any Group Company or any of their respective properties or assets, that has caused or would reasonably be expected to cause, individually or in the aggregate, a material liability to any Group Company. For the avoidance of doubt, for purposes of this Section 3.15, in the case of threatened Actions, “Actions” shall be deemed to include the Governmental Entity before which (or that will bring) the applicable claim, action, demand, charge, lawsuit, audit, arbitration, mediation, inquiry, notice of violation, hearing, proceeding, litigation, complaint, citation, summons, subpoena, or investigation would be brought (or would bring) in the event such threatened Action were actually brought or otherwise became actual and pending.

Section 3.16    Labor Matters.

(a)    Schedule 3.16(a)(i) sets forth a true and complete list of Internal Employees of the Group Companies as of the date of this Agreement and, for each Internal Employee, the annual base salary (or wage rate), 2017 and 2018 cash bonus targets and cash bonus received in 2015, 2016 and 2017, commission rates and commissions received in 2017 and 2018, title, employment status (e.g., active or description of leave), employee classification (e.g., exempt or non-exempt), date of hire, accrued vacation benefits, and accrued deferred compensation.  Except as set forth on Schedule 3.16(a)(ii), the employment of all Internal Employees is “at will” and may be terminated by the employing entity at any time, for any reason or no reason, without notice or the payment of any severance, in accordance with Law.  There are no outstanding offers of employment by the Company to any Person who is not an Employee. No Employees are located outside of the United States.

(b)    Schedule 3.16(b) sets forth a true and complete list of individuals designated by the Group Companies as independent contractors who provide, or are under Contract to provide, services directly related to services provided by the Group Companies (“Independent Contractors”) as of the Latest Balance Sheet Date and sets forth for each such Independent Contractor the fee schedule and the total amount of all fees paid or accrued for such services provided during the twelve (12) month period prior to the Latest Balance Sheet Date.

(c)    Schedule 3.16(c)(i) sets forth a true and complete list of all Internal Employees and Independent Contractors covered by any written non-competition, non-solicitation or non-disparagement agreement with the Group Companies, and the Company has made available to Buyer current and complete copies of each such agreement, as well as copies of any confidentiality or other agreement covering proprietary information with Internal Employees or Independent Contractors (collectively the “Restrictive Covenant Agreements”). To Company’s Knowledge, no Internal Employee is in breach of any non-competition agreement as a result of providing services to any Group Company.

(d)    Each current and former Internal Employee, director, officer and Independent Contractor involved in the development of any product or Company Intellectual Property has executed a proprietary information and inventions agreement. No Group Company is aware that any of its current or former Internal Employees or officers are or were, as the case may be, in violation thereof, and the Group Companies will take reasonable efforts to prevent such violation prior to Closing. Except as set forth in Schedule 3.16(d), no current or former Internal Employee, director, officer, or Independent Contractor has excluded works or inventions made prior to his or her employment or consulting relationship with any Group Company from his, her or its assignment of inventions pursuant to such Internal Employee’s, officer’s, or Independent Contractor’s proprietary information and inventions agreement. To the Company’s Knowledge, no current or former Internal Employee, director, officer, or Independent Contractor of a Group Company has any claim, right (whether or not currently exercisable), or ownership in any Company Intellectual Property.

(e)    No Group Company is party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with any labor organization relating to Internal Employees or Worksite Employees. As of the date hereof, in the past three (3) years, there has not occurred or, to the Company’s Knowledge, been threatened any strike, slowdown or work stoppage or other material labor dispute against any Group Company relating to Internal Employees. To the Company’s Knowledge, there are and within the past three (3) years have been no union organizing activities involving Internal Employees of any Group Company.

(f)    The Group Companies are in material compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, workplace harassment, plant closings or mass layoffs, immigration, and leaves of absence with respect to any Internal Employees.

(g)    Since the Latest Balance Sheet Date, no Group Company has effectuated, in each case, with respect to the Internal Employees, (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Group Company; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local Law.

(h)    No Group Company is liable for any material payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security, short-term disability or other employee benefits for Internal Employees, Worksite Employees, or Independent Contractors other than routine payments to be made in the ordinary course of business.

(i)    To the Company’s Knowledge, no Internal Employee or Independent Contractor is subject to any noncompete or nondisclosure agreement with a prior employer that could be material and adverse to such Person’s ability to provide services to any Group Company.

(j)    No Internal Employee with a title of Director or more senior has provided written or, to Company’s Knowledge, oral notice to any Group Company of his or her intention to terminate his or her employment or service relationship with such Group Company.

(k)    To the Company’s Knowledge, no event has occurred that has resulted in, or that could reasonably be expected to result in, any material claim for indemnification, reimbursement, contribution or the advancement of expenses by any employee of any Group Company (other than a claim for reimbursement by an Internal Employee in the ordinary course of business of travel expenses or other out of pocket expenses of a routine nature incurred by such employees in the course of performing such employees’ duties for such Group Company).

(l)    Each Group Company has paid in full to all Internal Employees and former employees any wages, salaries, commissions, bonuses, benefits, compensation, overtime, reimbursement, cash outs of accrued unused vacation, paid time-off or other leave and, in the case of former employees, severance, in each case that are due and payable.

Section 3.17    Company Benefit Plans.

(a)    Schedule 3.17(a) contains a list, as of the date hereof, of all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, cash or equity incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, whether or not subject to ERISA, that are (i) sponsored, maintained, contributed to by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of current or former Internal Employees, or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates have or in the past six (6) years had any liability (collectively “Internal Employee Company Benefit Plans”) and (ii) sponsored or maintained by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of current or former Worksite Employees (together with the Internal Employee Company Benefit Plans, the “Company Benefit Plans”).  Schedule 3.17(a) identifies whether each Company Benefit Plan provides benefits to Internal Employees, Worksite Employees, or both.

(b)    As of the date hereof, the Company has made available to Buyer copies of the following (as applicable):  (i) the plan document for each Company Benefit Plan or, with respect to any material Company Benefit Plan that is not written, a description of the material terms thereof; (ii) the most recent annual report (Form 5500), if any; (iii) the most recently received Internal Revenue Service (the “IRS”) determination letter or opinion letter on which the sponsor of the Company Benefit Plan may rely in accordance with the IRS guidance, if any, relating to each Company Benefit Plan; (iv) the most recently prepared actuarial report or financial statement(s), if any, for the past three (3) years relating to each Company Benefit Plan; (v) copies of any material written correspondence with the Department of Labor or the IRS relating to any Company Benefit Plan; (vi) all material amendments, summary plan descriptions, and modifications or supplements to any Company Benefit Plan; (vii) all summary plan descriptions and summaries of material modifications to any Company Benefit Plan for which such summaries are required to be furnished to participants and beneficiaries thereof; and (viii) copies of all funding and insurance agreements relating to any Company Benefit Plan.

(c)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or such plan is in the form of a prototype or volume submitter document that has received a favorable opinion or advisory letter from the IRS on which the sponsor of the Company Benefit Plan may rely in accordance with the IRS guidance, and, there are no existing circumstances that would reasonably be expected to result in a loss of the qualified status of any such Company Benefit Plan.

(d)    Each Company Benefit Plan is in compliance with its terms and applicable Laws, including ERISA, the Code and HIPAA, as applicable. The Oasis Retirement Savings Plan, the Aureon 401(k) Savings Plan, and the Staff One, Inc. 401(k) Plan have at all times been properly designed and operated as multiple employer 401(k) plans.

(e)    (i) None of the Group Companies or any ERISA Affiliate maintains, contributes to, or is obligated to contribute to, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), and (ii) none of the Group Companies has incurred any liability in the past six (6) years to a Multiemployer Plan, including with respect to an ERISA Affiliate, as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(f)    None of the Company Benefit Plans are, and neither the Company nor its Subsidiaries nor any ERISA Affiliate maintains, sponsors, contributes to or has an obligation to contribute to or has in the past six (6) years maintained, sponsored, contributed to or had an obligation to contribute to, (i) a plan subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code, or (ii) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(i) of the Code).

(g)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code that is subject to Section 409A of the Code has at all times been maintained and administered in material compliance with Section 409A of the Code and the regulations and other guidance issued thereunder.  None of the Group Companies has any indemnity or tax gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A of the Code.

(h)    None of the Company Benefit Plans provide for any post-termination medical, life insurance or other welfare benefits for terminated or retired employees or their beneficiaries, except as required pursuant to Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Law.

(i)    There are no pending or, to the Company’s Knowledge, threatened Actions with respect to the Company Benefit Plans (other than routine claims for benefits in the ordinary course), no Company Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity and no matters are pending with respect to any Company Benefit Plan under the IRS’ Employee Plans Compliance Resolution System, the U.S. Department of Labor’s Voluntary Fiduciary Correction Program, or other similar programs; and to the Company’s Knowledge, no circumstances exist that could reasonably give rise to any claim (other than a routine claim for benefits), or other Action against the Company or any of its Subsidiaries or ERISA Affiliates with respect to any Company Benefit Plan.

(j)    With respect to each Company Benefit Plan that is subject to ERISA, no Person holds (or has ever held) any fiduciary office who would be prohibited from doing so under Section 411 of ERISA and there has not occurred any (i) non-exempt “prohibited transaction” (within the meaning of Section 4795 of the Code) or transaction prohibited by Section 406 or 407 of ERISA, or (ii) breach of any fiduciary duty described in Section 404 or 405 of ERISA, that would, with respect to either of clauses (i) and (ii), result in any material liability for the Group Companies or any ERISA Affiliate, or any officer, director, consultant or employee of the Group Companies or any ERISA Affiliate.

(k)    Timely payment has been made of all amounts that the Company and each ERISA Affiliate is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each such plan ended before the date of this Agreement; all benefits accrued under any unfunded Company Benefit Plan will have been timely paid, accrued, or otherwise adequately reserved in accordance with GAAP in the financial statements of the Company or a Subsidiary, as applicable; all premiums and other payments or contributions that are required to be paid to each Company Benefit Plan as of the Closing Date have been timely paid; and all monies withheld from employee paychecks with respect to each Company Benefit Plan have been transferred to the appropriate plan or funding vehicle within the time period required under applicable Laws.

(l)    The Group Companies and all ERISA Affiliates are in compliance with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of state or local Law, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder.  No material excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, has arisen or could reasonably be expected to arise with respect to any period prior to the Closing, with respect to the Company, any ERISA Affiliate or any Company Benefit Plan.  Neither the Company nor any ERISA Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Law governing health care coverage or benefits, that would result in any liability to the Company or any ERISA Affiliate.  The Company and each Subsidiary and ERISA Affiliate has maintained all records necessary to demonstrate compliance with the ACA and any other similar state or local Law, and has timely and properly completed required ACA reporting under Sections 6055 and 6056 of the Code.

(m)    Except as disclosed on Schedule 3.17(m), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in or accelerate the time of vesting of, or increase in the amount or value of, any benefit under any Company Benefit Plan to any current or former employee, officer or director of the Company or any of its Subsidiaries or (ii) be the direct or indirect cause of any amount paid or payable under any Company Benefit Plan being classified as an excess parachute payment under Section 280G of the Code, as determined without regard to any payments or employment, compensation, equity or other arrangements entered into or substantially negotiated by Buyer.

(n)    With respect to all Company Benefit Plans, the Company, its Subsidiaries and ERISA Affiliates have properly classified all common law employees as employees and not independent contractors.

Section 3.18    Environmental Matters.  Except as set forth on Schedule 3.18:

(a)    as of the date of this Agreement, each Group Company is in compliance with all Environmental Laws in all material respects, including with respect to all Material Permits required pursuant to Environmental Laws;

(b)    there are no material Actions arising under or relating to Environmental Laws that are pending or, to the Company’s Knowledge, threatened in writing against any Group Company by or before any Governmental Entity;

(c)    no Group Company is subject to any outstanding material Order that was issued pursuant to Environmental Laws; and

(d)    to the Company’s Knowledge, no Group Company has treated, stored, disposed of, arranged for the disposal of, transported, handled, or released any toxic or otherwise hazardous material, substance or waste in violation of any Environmental Laws.

Section 3.19    Privacy and Data Security.

(a)    Each Group Company is subject to an information technology policy which includes, inter alia, a data security policy (the “Information Technology Policy”) regarding the collection, use, storage and disclosure of Personal Data, a true and correct copy of which has been provided to Buyer.  Each Group Company is in material compliance with all applicable Laws regarding the collection, use, storage, disclosure and protection of Personal Data, and to the Company’s Knowledge, (i) their IT Systems have not been subject to a material security breach, and (ii) no Person has gained unauthorized access to or made any unauthorized use of any such Personal Data maintained by any Group Company.

(b)    No material action, claim, cause of action, complaint, audit, examination, hearing, suit, Action, investigation (formal or informal) or arbitration is pending or, to the Company’s Knowledge, is threatened against any Group Company relating to any alleged breaches of the Information Technology Policy or other breaches of applicable Law as they relate to Personal Data collected, used, stored or disclosed by any Group Company.  The

Group Companies have not received any written notice that they are or have been in material breach of any contractual obligation to limit its use of, secure or otherwise safeguard Personal Data and no such breach has occurred within the applicable statute of limitations for a claim arising out of such a breach.  To the Company’s Knowledge, no Personal Data Processor has experienced a material security breach or made or been required to make any disclosure, notification or take any other action under any applicable Law in connection with any data breach with respect to any Personal Data of the Group Companies. Except as set forth on Schedule 3.19(b), the Group Companies have implemented commercially reasonable security measures intended to protect the Personal Data they collect, use and store in their respective computer systems and other means of storage of data from illegal use by third parties. The Group Companies have in place and follow commercially reasonable procedures designed to ensure that all written contracts with Personal Data Processors require that such Personal Data Processors acquire, submit and store such Personal Data in compliance with applicable Law and, where applicable, the Company’s Information Technology Policy.

Section 3.20    Transactions with Affiliates.  Schedule 3.20 sets forth all Contracts or other arrangements of any kind (other than Contracts and arrangements entered into in the ordinary course of business, employment agreements, incentive and compensatory agreements, and Governing Documents) between any Group Company, on the one hand, and Affiliates of the Group Companies (other than any Group Company or any employee of any Group Company who is not an officer of any Group Company), on the other hand, that will not be terminated effective as of the Closing Date.

Section 3.21    Customers and Vendors.  Schedule 3.21 sets forth a list of (a) the top twenty (20) customers of the Group Companies (measured on an aggregate basis by reference to revenue) for the twelve (12) month period ended September 30, 2018 (the “Material Customers”), and (b) for the same period, the top twenty (20) vendors of the Group Companies (measured on an aggregate basis by reference to expenses) (“Material Vendors”).  No Material Customer or Material Vendor has informed any Group Company in writing or, to the Company’s Knowledge, orally that it intends to terminate or cancel its business relationship with such Group Company.

Section 3.22    Brokers.  Except as set forth on Schedule 3.22, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of any Group Company.

Section 3.23    Books and Records. The books of account, minute books, membership interest record books and other material records of the Group Companies are complete and correct in all material respects and maintained in accordance with reasonable business practices.

Section 3.24    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE BUYER HAS RELIED SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE GROUP COMPANIES HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR

DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

Section 4.1    Organization; Standing.  Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

Section 4.2    Authority.  Seller has the requisite limited partnership power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Document to which Seller is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited partnership action on the part of Seller.  Each Transaction Document to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller (assuming that each such Transaction Document to which Seller is a party has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Seller in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 4.3    Consents and Approvals; No Violations.  Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notice to, filing with, or authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (a) compliance with and filings under the HSR Act, (b) those the failure of which to obtain or make would not have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing and (c) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery and performance of each Transaction Document to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of Seller’s Governing Documents, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which Seller is a party or (iii) violate any Law or Order of any Governmental Entity having jurisdiction over Seller, which in the case of any of clauses (ii) and (iii) above, would not have a material adverse effect on Seller’s ownership of the Shares.

Section 4.4    Title to the Shares.  Seller owns and, as of immediately prior to the Closing, Seller will own of record and beneficially all of the Shares, and Seller will have good and valid title to the Shares, free and clear of all Liens (other than Permitted Liens and restrictions arising under Governing Documents and applicable securities Law). On consummation of the Closing, Buyer will acquire from Seller legal and beneficial ownership of and good and valid title to the Shares, free and clear of all Liens (other than Permitted Liens and restrictions arising under Governing Documents and applicable securities Law).

Section 4.5    Litigation.  As of the date of this Agreement, there are no Actions pending or, to Seller’s actual knowledge, threatened in writing against Seller before any Governmental Entity which would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing.  Seller is not subject to any outstanding Order that would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing.

Section 4.6    Brokers.  No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seller or any Group Company.

Section 4.7    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 AND THIS ARTICLE 4, SELLER HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1    Organization.  Buyer is a Delaware corporation, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2    Authority.  Buyer has all necessary power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby.  The execution and delivery of each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer and no other proceeding or vote (including by its equityholders) on the part of Buyer is necessary to authorize each Transaction Document to which Buyer is a party or to consummate the transactions contemplated thereby. Each Transaction

Document to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Buyer in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 5.3    Consents and Approvals; No Violations.  Assuming the truth and accuracy of the representations and warranties of the Company and Seller set forth in Section 3.3 and Section 4.3,  no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Buyer of any of the Transaction Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated thereby, except for (a) compliance with and filings under the HSR Act and (b) those set forth on Schedule 5.3.  Neither the execution, delivery and performance of any of the Transaction Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated thereby will (i) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (ii) except as set forth on Schedule 5.3, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is or will be a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any Law or Order of any Governmental Entity applicable to Buyer or any of Buyer’s Subsidiaries or any of their respective material properties or assets, except in the case of clauses (ii) and (iii) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated thereby.

Section 5.4    Brokers.  No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its respective Affiliates for which Seller or any Group Company may become liable.

Section 5.5    Financing; Guarantee.

(a)    Buyer has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable by Buyer pursuant to this Agreement or otherwise necessary for Buyer to timely consummate the transactions contemplated by this Agreement.  Neither Buyer nor any of its Affiliates has incurred any liabilities or obligations, or is contemplating or aware of any liabilities or obligations, in either case, that would impair or materially adversely affect such resources and Buyer’s capability to effect the transactions contemplated by this Agreement.  The obligations of Buyer to effect the transactions contemplated by this Agreement are not conditioned upon the availability to Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.

(b)    Concurrently with the execution of this Agreement, Buyer has delivered to Seller and the Company the duly executed guarantee of Paychex, Inc. (in such capacity, the “Guarantor”) in favor of Seller and attached hereto as Exhibit C (the “Guarantee”) guaranteeing all obligations of Buyer hereunder.  The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor and enforceable against the Guarantor in accordance with its terms.  There is no default or breach under the Guarantee by the Guarantor, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Guarantor under the Guarantee.

Section 5.6    Acquisition of Equity For Investment.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares.  Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares, has been furnished the materials relating to the purchase of the Shares which Buyer has requested, and the Company has provided Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the business and to acquire additional information about the business and financial condition of the Group Companies.  Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares.  Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities Laws.

Section 5.7    Solvency.  Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Group Companies.  Buyer is Solvent as of the date of this Agreement and, assuming the satisfaction of the condition to Seller’s and the Company’s obligation to consummate the transactions contemplated hereby, Buyer and each of the Group Companies (on both a stand-alone and on a combined basis) will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Purchase Price, Closing Date Indebtedness, Unpaid Seller Expenses, all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be Solvent at and after the Closing Date.

Section 5.8    Litigation.  There are no Actions pending or, to Buyer’s actual knowledge, threatened in writing against Buyer before any Governmental Entity which would have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement or otherwise prevent or materially delay the Closing. Buyer is not subject to any outstanding Order that would have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement or otherwise prevent or materially delay the Closing.

Section 5.9    Acknowledgment and Representations by Buyer.  Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that the representations and warranties of the Company expressly and specifically set forth in ARTICLE 3 regarding the Group Companies (as qualified by the Disclosure Schedules and in accordance with their respective express terms and limitations) and the representations and warranties of Seller expressly and specifically set forth in ARTICLE 4 regarding Seller (as qualified by the Disclosure Schedules and in accordance with their respective express terms and limitations) constitute the sole and exclusive representations, warranties and statements of any kind to Buyer in connection with the transactions contemplated by this Agreement.  Buyer acknowledges that it is not relying nor has it relied on any express or implied representations, warranties, statements or information except for the representations and warranties contained in ARTICLE 3 concerning the Group Companies and ARTICLE 4 concerning Seller, that only such representations and warranties shall have any legal effect with respect to the Company and Seller and that Buyer expressly disclaims reliance on any omissions from, or statements or information not expressly set forth in, the representations and warranties contained in ARTICLE 3 concerning the Group Companies and ARTICLE 4 concerning Seller.

Article 6
COVENANTS

Section 6.1    Conduct of Business of the Company.

(a)    Except as contemplated by this Agreement or set forth on Schedule 6.1(a), from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall (i) conduct the business of the Group Companies in the ordinary course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto) and use its commercially reasonable efforts to maintain in effect all Material Permits, and (ii) use commercially reasonable efforts to preserve substantially intact their business organization and to preserve in all material respects the present commercial relationships with key Persons with whom they do business.

(b)    Except as contemplated by this Agreement or set forth on Schedule 6.1(b), from the date hereof until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts to (and to cause each other Group Company to) refrain from taking any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)    acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person, in each case, other than the acquisition of non-material operating assets in the ordinary course of business;

(ii)    adopt any material amendments to their respective Governing Documents in any manner that has a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby to Buyer;

(iii)    sell or otherwise dispose of any material assets outside of the ordinary course of business;

(iv)    effect any merger, consolidation, recapitalization, reclassification, stock split or like change in its capitalization;

(v)    issue (other than to any other Group Company) (A) any capital stock of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any capital stock of any Group Company, except, in each case, pursuant to a Company Benefit Plan in accordance with a commitment entered into prior to the date of this Agreement;

(vi)    except in the ordinary course of business, make any capital expenditures in excess of $250,000 that is not contemplated by the Company’s capital expenditure budget as in existence on the date hereof;

(vii)    incur, create, assume or otherwise become liable for any Indebtedness for borrowed money, other than (A) trade accounts payable and short-term working capital financing, in each case, incurred in the ordinary course of business, (B) borrowings under the Credit Facilities and (C) Indebtedness of less than $250,000 in the aggregate;

(viii)    adopt any plan of liquidation, dissolution, amalgamation or other reorganization;

(ix)    terminate, amend, renew, or extend in any material respect any Material Contract or Material Lease or waive any material right thereunder, other than in the ordinary course of business on terms consistent with past practice;

(x)    except as required by applicable Law, pursuant to the terms of any existing Contract or agreement or Company Benefit Plan or in the ordinary course of business consistent with past practice, (A) materially increase the amount of any bonus or salary of any Internal Employee of the Group Companies having an annual base salary in excess of $250,000 or (B) materially amend any Company Benefit Plan;

(xi)    (A) make, change or revoke any material Tax election (except for elections made in the ordinary course of business or consistent with the Group Companies’ past practices); (B) settle or compromise any claim or assessment in respect of a material amount of Taxes; (C) amend any income or other material Tax Return or (iv) file or surrender or forfeit any right to claim a material Tax refund;

(xii)    (A) make any material change in any method of accounting or accounting principles or practice used by the Group Companies, except for any such change required by reason of a concurrent change in GAAP, or (B) change the auditor of the Company and its Subsidiaries;

(xiii)    enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Contract or agreement with any Affiliate of the

Group Companies, other than in the ordinary course of business on terms consistent with past practice;

(xiv)    hire any individual to be employed by the Company or any of its Subsidiaries as an Internal Employee with annual base salary in excess of $250,000;

(xv)    mortgage, pledge or subject to any Lien any assets or properties used in the business of the Company and its Subsidiaries other than in the ordinary course of business;

(xvi)    cancel, materially modify, materially reduce or terminate any insurance policy without obtaining comparable substitute insurance coverage; or

(xvii)    enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1.

Section 6.2    Access to Information.  From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in any confidentiality agreement to which any Group Company is subject, each Group Company shall provide to Buyer and its authorized Representatives during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company); provided, that the Group Companies and their respective Representatives shall have no obligation to provide Buyer and its Representatives access to any books or records to the extent such books and records do not pertain to the business of any Group Company and, to such extent, any Group Company and its Representatives are required under applicable Law to withhold access to or redact any portion of such books and records.  All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, neither Seller nor any of its Affiliates (including the Group Companies) shall be required to disclose to Buyer or any of its Representatives any (a) information (i) if doing so would violate any Contract or Law to which Seller or any of its Affiliates (including the Group Companies) is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and/or work product privileges, (ii) if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iii) if Seller reasonably determines upon the advice of counsel that such information should not be so disclosed due to its competitively sensitive nature, or (b) information relating to Taxes or Tax Returns other than information relating to the Group Companies.

Section 6.3    Efforts to Consummate.

(a)    Subject to the terms and conditions of this Agreement, Buyer and Seller shall cooperate to make all filings and applications with and to, and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of, applicable Governmental Entities.

(b)    In furtherance of the provisions set forth in Section 6.3(a) and subject to the terms and conditions of this Agreement, each party hereto shall make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable, but in any event within five (5) Business Days after the date of this Agreement and each such filing shall include a request for early termination or acceleration of any applicable waiting or review period under the HSR Act. Subject to the terms and conditions of this Agreement, including Section 6.3(e), the parties shall cooperate with one another and use (and shall cause their respective affiliates and subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practical, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, any required filings under the HSR Act), (ii) resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated and (iii) make all filings, notices and registrations and obtain all approvals, consents, registrations, authorizations and other confirmations from any Governmental Entity or other Person.  Each Party shall not withdraw the HSR Filing unless all Parties otherwise agree in writing.  Each Party shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be reasonably requested pursuant to the HSR Act.

(c)    Each of Buyer and Seller will promptly notify the other of any written communication made to or received by either Buyer and/or Seller, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other to review in advance any proposed written communication to any such Governmental Entity and incorporate the other’s reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend, and furnish the other with copies of all correspondence, filings and written communications between it and its Affiliates and their respective Representatives on one hand and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or its Affiliates be required to (i) disclose any information that in the reasonable judgment of such Party or any of its Affiliates (as the case may be) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) disclose any privileged, confidential or competitive information of such Party or any of its Affiliates, or (iii) disclose the valuation of, or any communications, analyses or other work product regarding the valuation of the Group Companies or the business properties or assets of the Group Companies. If any Party seeks to withhold information from any of the other Parties for any reason permitted by this Section 6.3(c), such Party shall designate such information materials as “outside counsel only” and shall nonetheless provide the same to the outside legal counsel of the other Party.

(d)    Each of Buyer and Seller agrees to reasonably cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement, including any consents or approvals set forth on Schedule 3.3(a).  Without limiting the foregoing, Seller and the Group Companies shall use their commercially reasonable efforts to obtain the license consents and approvals and to enter into the consents and agreements set forth on Schedule 6.3(d). Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate Buyer, Buyer’s Affiliates, Seller or any of Seller’s Affiliates (including the Company and the Group Companies) to (i) make, or to cause to be made, any payment to any third party, (ii) commence any Action or (iii) offer to grant any accommodation (financial or otherwise) to any third party, in each case in order to obtain the consent or approval (or to have the referenced party enter into the new applicable agreement) of such third party under any Material Contract or Material Lease; provided,  however, the filing fees incurred in connection with the HSR Act shall be borne by Buyer.

(e)    Notwithstanding anything in this Agreement to the contrary, Buyer shall in no event be obligated to (i) sell, license or otherwise dispose of, or to hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Group Companies or Buyer and its Affiliates (including, following the Closing Date, the Group Companies), (ii) terminate, amend or assign existing relationships and contractual rights and obligations of the Group Companies or of Buyer or any of its Affiliates, or (iii) amend, assign or terminate existing licenses or other agreements of the Group Companies or of Buyer or any of its Affiliates and enter into such new licenses or other agreements, except in the case of any of the actions or events set forth in the foregoing clauses (i),  (ii) or (iii), the taking of any such actions or the occurrence of any such events or conditions (individually or in the aggregate) that would not be or would not reasonably be expected to be material to the business, results of operations or financial condition of the Company, the professional employer organization business of Buyer and their respective Subsidiaries, taken as a whole, as determined in Buyer’s reasonable discretion exercised in good faith.  Notwithstanding anything in this Agreement to the contrary, Buyer shall in no event be obligated to litigate (or defend) against any Action (including any Action seeking a temporary restraining order or preliminary injunction) in which a Governmental Entity is a party to the Action challenging the transactions contemplated by this Agreement as violative of any Law or otherwise seeking to prevent its consummation. Nothing in this Agreement shall be construed as requiring any party to agree to any terms or restrictions as a condition to, or in connection with, obtaining any approvals, consents, registrations, permits, authorizations or confirmation from any Governmental Entity or other person unless such terms or restrictions are conditioned upon the Closing.

Section 6.4    Public Announcements.  Buyer, on the one hand, and the Company and Seller, on the other hand, shall consult with one another and seek one another’s approval (not to be unreasonably withheld, conditioned or delayed) before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any requirement of Law, rule or regulation (including rules of a stock exchange or self-regulated organization), it being understood and agreed that each Party shall reasonably cooperate to provide the other Parties with copies of any such announcement in advance of such issuance. Notwithstanding the foregoing, after the date hereof Stone Point Capital LLC, Kelso & Company, L.P. and their respective Affiliates are and shall be permitted to (in good faith coordination with the overall transaction communication plan by the Parties) (a) report and disclose the status of the transactions contemplated hereby to each of their direct and indirect, and potential direct and indirect, limited partners of investment funds managed or sponsored by such Persons and (b) disclose the consummation of the transactions contemplated by this Agreement on their websites and otherwise in the ordinary course of its business.

Section 6.5    Indemnification; Directors’ and Officers’ Insurance.

(a)    Buyer and the Company each agree that all rights to indemnification, exculpation and advancement of expenses now existing in favor of the directors, officers, employees, fiduciaries, trustees and agents of each Group Company, as provided in the Group Companies’ Governing Documents, by Contract or as otherwise in effect as of the date hereof with respect to any matters occurring on or prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that Buyer shall cause the Group Companies (on their own or on Seller’s behalf) to perform and discharge the Group Companies’ obligations to provide such indemnification, exculpation and advancement of expenses.  To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Buyer shall cause the Group Companies to advance expenses in connection with such indemnification as provided in the applicable Group Company’s Governing Documents or other applicable agreements. The indemnification, liability limitation, exculpation or advancement of expenses provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees, fiduciaries, trustees or agents of Seller or any Group Company, unless such modification is required by applicable Law.

(b)    The Group Companies shall purchase, at or prior to the Closing, at Buyer’s cost and expense, a “tail” policy providing employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage for a period of six (6) years after the Closing Date for the benefit of those Persons who are covered by any Group Company’s employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, with respect to matters occurring prior to the Closing. Such a policy shall provide coverage that is at least equal to the coverage provided under Seller’s or the Group Companies’ current employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies; provided that the Group Companies may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c)    Buyer agrees, and will cause the Group Companies, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 6.5.  If Buyer, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Buyer or such Group Company shall assume all of the obligations set forth in this Section 6.5;  provided that neither Buyer nor such Group Company shall be relieved from such obligation.  In addition, neither Buyer nor any Group Company shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Buyer or such Group Company unable to satisfy its obligations under this Section 6.5.

(d)    Each of the directors, officers, employees, fiduciaries, trustees and agents of Seller and each Group Company (and his or her heirs or Representatives) entitled to the indemnification, liability limitation, advancement of expenses, exculpation and insurance set forth in this Section 6.5 are intended to be third party beneficiaries of this Section 6.5.

Section 6.6    Exclusive Dealing.

(a)    During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Group Companies shall not take, nor shall it permit any of its Affiliates, officers, directors, employees, Representatives, consultants, financial advisors, attorneys, accountants or other agents to: (i) solicit, initiate discussions or engage in negotiations with any Person (whether such negotiations are initiated by any of the Group Companies, an Affiliate, a third party or otherwise), other than Buyer or its Affiliates, relating to the possible acquisition of any material portion of the equity or assets of Seller or any of the Group Companies (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise) or a material refinancing or recapitalization of the Group Companies (an “Acquisition Transaction”); (ii) provide non-public information or documentation with respect to the Group Companies to any Person, other than Buyer or its Affiliates or its or their Representatives, relating to an Acquisition Transaction; or (iii) enter into any definitive agreement with any Person, other than Buyer or its Affiliates, effecting an Acquisition Transaction.

(b)    In addition to the other obligations under this Section 6.6, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally or in writing of the existence of any proposed Acquisition Transaction, any request for information with respect to any Acquisition Transaction, or any inquiry with respect to or which could reasonably be expected to result in a potential Acquisition Transaction and the material terms and conditions of such request, Acquisition Transaction or inquiry.

(c)    Seller agrees that the rights and remedies for noncompliance with this Section 6.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.7    Documents and Information.  After the Closing Date, Buyer and the Company shall, and shall cause the Company’s Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and to make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice.  No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Buyer, the Company or any of its Subsidiaries, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

Section 6.8    Contact with Customers, Suppliers and Other Business Relations.  Except as set forth on Schedule 6.8, during the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, Representatives or Affiliates to) contact any employee, client or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior consent of the Company, in each case, other than in the ordinary course of Buyer’s and its Subsidiaries’ businesses.

Section 6.9    Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, deed Taxes, conveyance fees, recording fees and other similar Taxes, fees and charges, together with any interest, penalties or additions to such Taxes (“Transfer Taxes”) that are imposed on any of the Parties hereto in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer and the Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 6.10    Debt Payoff Letter; Meek and Sinatra Acknowledgment.  The Company shall, and shall cause each other Group Company to, use commercially reasonable efforts to (a) obtain a customary payoff letter in respect of the Credit Facilities from the lenders thereto (the “Debt Payoff Letter”) specifying the aggregate amount of the Group Companies’ obligations (including principal, interest, fees, expenses and other amounts payable under such Closing Date Indebtedness) that will be outstanding as of the Closing thereunder, (b)  obtain a written acknowledgment from Mark Sinatra and Donna Meek, respectively, specifying their express understanding with respect to the amounts to be withheld from the equity portion of the earnout payments payable to them under the Stock Purchase Agreement, dated as of December 1, 2017, by and between Gordian Capital LLC and Oasis Outsourcing V, Inc. (the “Meek/Sinatra Acknowledgments”), and and (c) provide Buyer with a copy of the Debt Payoff Letter and the Meek/Sinatra Acknowledgments at least two (2) Business Days prior to the Closing Date.

Section 6.11    Section 280G Stockholder Vote.  To the extent applicable, prior to the Closing, the Company shall submit to a shareholder vote (in a manner intended to comply with Section 280G(b)(5)(B) of the Code) the right of any “disqualified individual” to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code) to the extent such “disqualified individual” has waived his or her right to such payments and benefits, in a manner reasonably designed to cause the payments and benefits that would otherwise constitute a “parachute payment” to be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code.  Prior to delivery to the stockholders and disqualified individuals of documents in connection with any stockholder approval contemplated under this paragraph, the Company will provide Buyer or its counsel (a) its 280G calculations along with the assumptions used to make the calculations, and (b) a copy of such information to be delivered to the stockholders and disqualified individuals in connection with the vote.

Section 6.12    Representation and Warranty Policy.  A Buyer-side representation and warranty insurance policy underwritten by Euclid Transactional, LLC is being conditionally bound as of the date hereof (the “R&W Insurance Policy”).  Buyer has delivered to Seller a true and correct copy of such binder and R&W Insurance Policy as of the date hereof and will deliver the same to Seller as issued at Closing. The fees, cost and premiums that are required to be paid to the insurer thereunder for the full term of the R&W Insurance Policy shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller (in the form of a Seller Expense).  Buyer will coordinate (and advance as necessary) the payment of all fees, costs and premiums required when due under the R&W Insurance Policy and will comply in all material respects with all of its obligations under the R&W Insurance Policy.  Buyer shall take all commercially reasonable actions to cause the R&W Insurance Policy to be issued and effective at the Closing, with declarations in the R&W Insurance Policy that are in accordance with the comparable provisions of the binder to the R&W Insurance Policy provided to Seller. The R&W Insurance Policy shall include a provision whereby the insurer under the R&W Insurance Policy expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller or its Affiliates, or any former or current equityholder(s), managers, members, partners, directors, officers, employees, agents or Representatives of Seller or its Affiliates with respect to any claim made by an insured thereunder, subject to customary carve-outs.  Buyer agrees to not seek to make, enter into or consent to, any amendment to the R&W Insurance Policy following the Closing that would adversely affect the rights of Seller thereunder (including but not limited to any amendment, modification or waiver with respect to the waiver of subrogation provision) without the prior written consent of Seller.

Section 6.13    Tax Matters.    The provisions of this Section 6.13 shall govern the allocation of responsibility as between Buyer and the Group Companies, on the one hand, and Seller on the other hand, for certain Tax matters following the Closing:

(a)    Responsibility for Filing Tax Returns.  Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Group Companies for all Pre-Closing Tax Periods that are due after the Closing Date (including any Straddle Periods).  All such Tax Returns shall be prepared in a manner consistent with the respective past practices of the Group Companies, except as otherwise required by applicable Law. With respect to any such Tax Return for a Pre-Closing Tax Period, Buyer shall deliver a draft of any such Tax Return to Seller at least twenty (20) days prior to the due date for the filing of such Tax Return in order to provide Seller with the opportunity to review and comment on such Tax Returns (and Buyer shall consider in good faith and implement the reasonable comments of Seller to such Tax Returns, to the extent such comments are consistent with the Group Companies’ respective past practices and applicable Law) and consent to the filing of such Tax Returns (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)    Books and Records; Cooperation.  Buyer and the Group Companies, on the one hand, and Seller, on the other hand, shall:

(i)    provide the other Party with such assistance as may be reasonably requested in connection with the preparation, review or filing of any Tax Return or any audit or other examination by any Taxing Authority, judicial or administrative proceeding, or that could reasonably be expected to impact Seller or any of its direct or indirect owners.  Such assistance shall include, but not be limited to, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to the Group Companies; and

(ii)    retain and provide the other Party with reasonable access to all records or information relevant to such Tax Return, audit, examination, proceeding or claim, including providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and tax basis of property and make employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided.

(c)    Tax Refunds of the Company.  Any Tax refunds that are received by Buyer, the Group Companies, or any of their respective Affiliates, and any amounts credited against any Tax (and resulting in an actual reduction of the Taxes owed by Buyer or any Group Company) to which Buyer, the Group Companies, or any of their respective Affiliates become entitled, that relate to Taxes of the Group Companies for Pre-Closing Tax Periods, shall be for the account of Seller, and Buyer shall pay to Seller any such refund (net of Buyer’s additional Taxes and reasonable expenses incurred in obtaining such refund) or the amount of any such credit no later than ten (10) calendar days after receipt of such refund or the filing of the Tax Return reporting such credit (or, if earlier, the date when such a Tax Return should have been timely filed, including properly obtained extensions). Buyer shall, and shall cause the Group Companies, and any of their Affiliates to, take all steps reasonably required to apply for and obtain any Tax refund or credit described in this Section 6.13(c) relating to the matters set forth on Schedule 6.13(c), including amending any Tax Return filed, filing or causing to be filed a claim for a refund of any Taxes paid with respect to any Pre-Closing Tax Period or filing or causing to be filed IRS Form 4466 (and any corresponding state, local or non-U.S. tax forms, if applicable) (it being understood that if any such refund or any related interest previously paid to Seller pursuant to this Section 6.13(c) is required to be repaid to a Governmental Entity or is subsequently disallowed by a Governmental Entity, Seller shall be required to repay to Buyer such previously paid amounts). Where permitted, Buyer shall, and shall cause the Group Companies and their respective Affiliates to, claim any such Tax refund in cash, rather than as a credit against future Tax liabilities.

(d)    Amendment of Tax Returns.  Without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed, Buyer will not, and will cause the Group Companies and any of their respective Affiliates not to, (i) file, refile, or amend any Tax Return relating to a Pre-Closing Tax Period, (ii) make or change any election with respect to, or that has retroactive effect to, any Pre-Closing Tax Period of the Group Companies, (iii) agree to waive or extend the statute of limitations relating to any Taxes of the Group Companies for a Pre-Closing Tax Period, (iv) file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Group Companies have not historically filed Tax Returns, (v) initiate discussions or examinations with Taxing Authorities regarding Taxes of the Group Companies with respect to a Pre-Closing Tax Period, (vi) make any voluntary disclosures with respect to Taxes of the Group Companies for a Pre-Closing Tax Period, or (vii) otherwise take any action with respect to a Pre-Closing Tax Period, in each case that could result in Seller (or their direct or indirect owners) being liable for any amount of Tax or reduce Seller’s right to payments pursuant to this Section 6.13.

(e)    Pre-Closing Taxes.  To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, the amount of any Taxes based on or measured by income, sales, payroll or receipts of the Group Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Group Companies hold a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Group Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(f)    Tax Proceedings.

(i)    If Buyer or any of the Group Companies receives notice of any audit or other inquiry with respect to Taxes for a Pre-Closing Tax Period which would reasonably be expected to affect the Tax liability of Seller or reduce Seller’s rights to payments hereunder, Buyer shall promptly inform Seller of such notice (which notice shall include copies of any correspondence received from any Taxing Authority); provided,  however, that the failure to provide such notice with respect to subclause (a) will not affect any right of Buyer to indemnification hereunder except to the extent that Seller’s defense of a Tax Proceeding is prejudiced by such failure.

(ii)    At its election, Seller shall control any Tax Proceeding of the Group Companies for a Pre-Closing Tax Period (“Seller Tax Proceeding”), at Seller’s sole expense. Seller shall consult with Buyer regarding any Seller Tax Proceeding, provide Buyer with information and documents related thereto, permit Buyer or its Representative to attend any Seller Tax Proceeding, and not settle any issue therein without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).  In the event that Seller does not elect to control a Seller Tax Proceeding, Buyer shall consult with Seller regarding any Seller Tax Proceeding, provide Seller with information and documents related thereto, permit Seller or its Representative to attend any Seller Tax Proceeding, and not settle any issue therein without the consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14    Notice of Developments.    Prior to the Closing Date, Seller may from time to time supplement, modify or update the Disclosure Schedule to reflect events occurring after the date hereof which, if occurring prior to the date hereof, would have been required to be set forth or described on the Disclosure Schedule to avoid a breach in any representation or warranty set forth in ARTICLE 3 or ARTICLE 4 or would be a breach of any covenant of Seller or the Company set forth in this Agreement to be performed prior to the Closing.  The delivery by Seller of such supplement, modification or update shall be ignored for purposes of determining the Buyer Indemnitees’ rights or remedies available hereunder.

Section 6.15    Financing Cooperation.

(a)    During the period from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall use its reasonable best efforts to, and shall cause each other Group Company to use its reasonable efforts to, and shall cause its and their respective attorneys, accountants, financial advisors and other Representatives to use their commercially reasonable efforts to, provide all cooperation that is customary in connection with the arrangement of potential financing for transactions of the type contemplated by this Agreement as may be reasonably requested by Buyer (and all in the context of the financing in respect of the transactions contemplated by this Agreement), including (i) participation in a reasonable number of meetings (including customary one-on-one meetings among the Person acting as lead arrangers or agents for, and prospective lenders and purchasers of, the financing and senior management and Representatives of Seller and each Group Company), due diligence sessions, lender presentations and “road shows” and sessions with rating agencies, (ii) assisting with the preparation of customary materials for rating agency presentations, private placement memoranda, marketing materials and presentations, bank information memoranda, prospectuses and similar documents required in connection with such financing (including public-side versions thereof) and customary representation letters with respect thereto, (iii) furnishing Buyer, its Representatives and financing sources with such pertinent and customary available business and financial information regarding Seller and each Group Company sufficient to create a customary confidential information memorandum, including financial statements, (iv) facilitating the pledging of collateral and perfection of security interests (including facilitating the receipt of legal opinions (to be obtained by Buyer, its Affiliates or their Representatives) and obtaining customary payoff letters, lien releases and instruments of termination or discharge) as required by such financing providers, including obtaining surveys and title insurance, other certifications and documents reasonably requested by such financing providers and cooperating with and assisting Buyer in connection with obtaining such items as may be reasonably requested by Buyer, (v) executing and delivering any customary pledge and security documents or other requested certificates or documents, (vi) using reasonable best efforts to cooperate with Buyer to satisfy the conditions precedent to any such financing to the extent within the control of Seller or any Group Company, and (vii) providing all “know your customer,” PATRIOT Act and other available information required by regulatory authorities under applicable Law; provided,  however, that none of Seller, any Group Company nor any of their respective Affiliates shall be required to pay any commitment or other similar fee or incur any other liability in connection with such financing that is not subject to reimbursement hereunder (other than any commitment fee payable solely by the Company following the Closing).  Any information provided to Buyer, its Affiliates and their Representatives pursuant to this Section 6.15(a) shall be subject to the Confidentiality Agreement.  Buyer acknowledges and agrees that neither Seller nor any Group Company nor any of their respective Affiliates nor any of their respective Representatives shall have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of any such financing that Buyer may raise in connection with the transactions contemplated by this Agreement that is not subject to reimbursement hereunder (other than any commitment fee payable solely by the Company following the Closing), in each case, except agreements with respect thereto that take effect at or in connection with the Closing, and that Buyer shall indemnify and hold harmless Seller, the Group Companies and their respective Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of such financing and any information utilized in connection therewith (other than any such Losses directly resulting from Fraud by Seller with respect to information provided by Seller).  Buyer shall, after the termination of this Agreement, promptly reimburse the Company for all reasonable and documented out-of-pocket costs or expenses incurred by the Group Companies in connection with cooperation provided for in this Section 6.15(a). Notwithstanding anything to the contrary in this Section 6.15, nothing herein will require (A) any cooperation to the extent it would unreasonably interfere with the business or operations of the Group Companies or (B) the Company or any of its Subsidiaries (or, on such Person’s behalf, its Representatives) to (x) be required to take any action that would, or would reasonably be expected to, conflict with or violate any Laws or any Person’s Governing Documents, or result in the contravention of, or result in a violation of breach of, or default under, any Material Contract or (y) execute, deliver or perform any definitive documentation, including any financing agreement, in respect of such financing, or adopt resolutions or execute consents (other than consents to the inclusion of financial statements of the Company and its Subsidiaries and any description of the Company and its Subsidiaries and any of their businesses based on the representations and warranties made by the Company or Seller in this Agreement in any disclosure document and use of the Company’s and its Subsidiaries logos therein) to approve or authorize the execution, delivery or performance of the definitive documentation in respect of such financing prior to the Closing, in each case that is not contingent upon the Closing or that would be effective prior to the Closing.

(b)    Seller shall provide Buyer promptly with an electronic version of their trademarks, service marks and corporate logo of each Group Company for use in marketing materials for the purpose of syndication of any financing and hereby consents to the use of the foregoing in connection with any financing provided that such logos are used solely in a manner that is not intended to or would not reasonably be likely to harm or disparage Seller or any such Group Company or their marks or the reputation or goodwill of any Group Company or their marks.

Section 6.16    Release.

(a)    Seller, for itself and on behalf of its Affiliates and Representatives, hereby releases and forever discharges Buyer, the Company, and each of their respective past, current and future Affiliates, Representatives, stockholders, successors and assigns and the respective Affiliates thereof (individually, a “Releasee”), from any and all claims, demands, Actions, causes of action, orders, obligations, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller, or any of its respective heirs, executors, administrators or assigns, now has, has ever had, or may hereafter have against any Releasee solely to the extent arising out of, relating to or in connection with any event, fact, circumstance or occurrence existing or occurring on or prior to the Closing, (all of the foregoing collectively referred to herein as the “Released Claims”); provided,  however, that nothing contained herein shall operate to release any rights or obligations under (and the Released Claims shall not include) (i) this Agreement or any other Transaction Document, (ii) any indemnification obligations under the Group Companies’ Governing Documents, (iii) any coverage under any applicable liability insurance policy covering the directors, officers and/or managers of the Group Companies’ Governing Documents in effect on or prior to the Closing Date, (iv) any rights of Seller to unpaid compensation, employee benefits or expense reimbursements earned in the ordinary course of business, pursuant to an employment agreement or any agreement or benefit plan, in each case, as expressly disclosed on the Disclosure Schedules, or (v) any right or claims that may arise as a result of an action or event first occurring after the Closing.  Seller represents that it has not made any assignment or transfer of any Released Claim.  Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, or causing to be commenced, any Action of any kind against any Releasee, based upon any Released Claim.

(b)    Seller hereby acknowledges and intends that this release shall be effective as a bar to each and every one of the Released Claims hereinabove mentioned or implied. Seller expressly consents that this release shall be given full force and effect in accordance with each and every express term or provision, including those relating to any of the Released Claims, including Released Claims that consist of claims that are unknown and unsuspected by Seller (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims).

(c)    Seller understands that it may, as a matter of Law, have the right not to release existing claims of which it is not aware, unless it voluntarily chooses to waive this right.  Having been so apprised, Seller nevertheless hereby voluntarily elects to and does waive any and all rights not to release existing claims that it may have under applicable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, arising out of or related to liabilities arising from any claims or other matters purported to be released pursuant to this Section 6.16. Seller hereby acknowledges and agrees that that Buyer is relying on such waivers and releases in consummating the transactions contemplated by this Agreement, and that, without such waivers and releases, Buyer would not have agreed to the terms of this Agreement.

Article 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1    Conditions to the Obligations of the Company, Buyer and Seller.  The obligations of the Company, Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)    the waiting period (and any extensions thereof) under the HSR Act relating to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated; and

(b)    no Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents shall be in effect.

Section 7.2    Other Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a)    (i) the representations and warranties of the Company that are Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Seller that are Seller Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and (iii) the representations and warranties of the Company and Seller set forth in ARTICLE 3 and ARTICLE 4 hereof (other than the Company Fundamental Representations and the Seller Fundamental Representations) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) in the case of clauses (i),  (ii) and (iii) above, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (B) in the cause of clause (iii) above, to the extent the failure of such representations and warranties to be true and correct as of such dates would not have a Company Material Adverse Effect; provided that for the purposes of the foregoing clause (iii), the qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties shall not be given effect (other than in respect of any use of the defined terms “Material Contract,” “Material Permit” or “Material Lease”);

(b)    Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by Seller and the Company under this Agreement on or prior to the Closing Date; and

(c)    since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

Section 7.3    Other Conditions to the Obligations of the Company and Seller.  The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Company and Seller of the following further conditions:

(a)    the representations and warranties of Buyer set forth in Article  5 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date; and

(b)    Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

Section 7.4    Frustration of Closing Conditions.  No Party may rely, either as a basis for not consummating the transactions contemplated hereby or terminating this Agreement, on the failure of any condition set forth in this Article  7 to be satisfied if such failure was caused by such Party’s (a) breach of any material provision of this Agreement or (b) failure to use reasonable best efforts to consummate the transactions contemplated by this Agreement.

Article 8
TERMINATION

Section 8.1    Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of Buyer and Seller;

(b)    by Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Company or Seller set forth in this Agreement shall have occurred that would cause a condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and such breach is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is thirty (30) days from the date that Seller is notified in writing by Buyer of such breach or failure to perform; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Buyer is then in material breach or violation of its representations, warranties, covenants or agreements contained in this Agreement; or

(c)    by Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause a condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and such breach is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is thirty (30) days from the date that Buyer is notified in writing by Seller of such breach or failure to perform; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Seller or the Company is then in material breach or violation of its representations, warranties, covenants or agreements contained in this Agreement;

(d)    by either Buyer or Seller, upon delivery of written notice to the other Party, if the Closing shall not have been consummated on or before the close of business on February 21, 2019 (the “Outside Date”); provided,  however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; provided further that, if on the Outside Date the condition set forth in Section 7.1(a) is the only condition in Article  7 (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived, then upon the written mutual agreement of Buyer and Seller (to be mutually agreed to by the Parties at least three (3) calendar days before the Outside Date), the Outside Date may be extended up to a total of three (3) times, each time by a period of thirty (30) calendar days (for an aggregate maximum extension of ninety (90) calendar days) (and in the case of such extension, any reference to the Outside Date in any other provision of this Agreement shall be deemed to be a reference to the Outside Date as extended); or

(e)    by either Buyer or Seller, if there shall be (i) any Law that makes consummation of the Closing illegal or otherwise prohibited or (ii) any final non-appealable Order in effect restraining, enjoining or otherwise prohibiting Buyer, the Company or Seller from consummating any of the transactions contemplated by this Agreement and the other Transaction Documents; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have complied in all respects and taken all actions required by Section 6.3 hereof and shall otherwise not be in breach of this Agreement.

Section 8.2    Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any Party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to the other Party except as provided in this Section 8.2, provided that no such termination (nor any provision of this Agreement) shall relieve any Party from liability for any damages (including claims for damages based on the consideration that would have otherwise been payable to Seller) for Fraud or for breach of any covenant hereunder. Notwithstanding the foregoing, the terms of Section 6.4, this Section 8.2, and ARTICLE 10, the Confidentiality Agreement and the Guarantee shall each remain in full force and effect in accordance with their respective terms and each shall (and all rights and remedies thereunder) survive any termination of this Agreement.

Article 9
SURVIVAL; INDEMNIFICATION

Section 9.1    Survival.  The representations, warranties, covenants and agreements of Seller, the Company and Buyer contained in this Agreement (including the certificates delivered pursuant hereto) will survive the Closing but only to the extent specified in this Section 9.1.

(a)    All covenants, obligations and agreements of Seller and Buyer contained in this Agreement shall survive the Closing Date and remain in full force and effect (i) in accordance with its terms; or (ii) if such terms do not specify an expiration date, such covenant, obligation or other agreement shall survive until fully performed; provided, that any covenant or agreement to be performed prior to the Closing shall survive only until the General Survival Date.

(b)    The representations and warranties contained in this Agreement (including the certificates delivered pursuant hereto) will survive the Closing until the date that is the eighteen (18) month anniversary of the Closing Date (the “General Survival Date”); provided,  however, that the Fundamental Representations shall survive the Closing until the sixtieth (60th) day after the applicable statute of limitation; provided,  further, that in the event of Fraud by a Party with respect to any representation or warranty, such representation or warranty shall survive until the sixtieth (60th) day after the expiration of the applicable statute of limitations with respect to the Party committing such Fraud.

(c)    The indemnification obligations under this ARTICLE 9 on account of any breach of or inaccuracy in the representations and warranties and/or breach of the covenants and agreements contained in this Agreement (including the certificates delivered pursuant hereto) shall terminate when the survival of the applicable representation, warranty, covenant or agreement expires pursuant to this Section 9.1, except for pending claims brought prior to such expiration (which shall terminate upon final resolution of such pending claim), whether or not a claim has been filed with a Governmental Entity.

(d)    Notwithstanding the foregoing, nothing in this Section 9.1 shall limit or prohibit the rights of Buyer to pursue recoveries under the R&W Insurance Policy.

Section 9.2    Indemnification by Buyer.  Subject to the limitations set forth in this ARTICLE 9 (including the provisions of Section 9.1), from and after the Closing, Buyer shall indemnify and hold harmless Seller and its respective Affiliates (but not the Company and its Subsidiaries), and each of their respective officers, directors, partners, managers, members, equityholders, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”), from and against, and shall pay to Seller Indemnitees the amount of, any and all damages, judgments, awards, liabilities, losses, obligations, claims, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents) (collectively, “Losses”) incurred by any of the Seller Indemnitees following the Closing, whether or not involving or arising out of a third party claim, as a result of or relating to:

(a)    any breach, misrepresentation of, or inaccuracy of any representation or warranty that Buyer has made in this Agreement, other than the Buyer Fundamental Representations;

(b)    any breach, misrepresentation of, or inaccuracy of any of the Buyer Fundamental Representations; and

(c)    any breach or non-fulfilment of any covenant, obligation or agreement of Buyer contained in this Agreement.

Section 9.3    Indemnification by Seller.  Subject to the limitations set forth in this ARTICLE 9 (including the provisions of Section 9.1), from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries), and each of their and their respective officers, directors, partners, managers, members, equityholders, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”), from and against, and shall pay to the Buyer Indemnitees the amount of, any and all Losses incurred by any of the Buyer Indemnitees following the Closing, whether or not involving or arising out of a third party claim, as a result of or relating to:

(a)    any inaccuracy in, misrepresentation of, or breach of any representation or warranty of Seller or the Company in this Agreement, other than the Company Fundamental Representations and Seller Fundamental Representations;

(b)    any breach, misrepresentation of, or inaccuracy of any of the Company Fundamental Representations and the Seller Fundamental Representations;

(c)    any breach or non-fulfilment of any covenant, obligation or agreement of Seller or the Company (to the extent it is to be performed by the Company prior to or at the Closing) contained in this Agreement;

(d)    all Pre-Closing Taxes;

(e)     any Unpaid Seller Expenses or Indebtedness of the Group Companies outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment;

(f)    the matter described on Schedule 9.3(f);

(g)    the matter described on Schedule 9.3(g); and

(h)    the matters described on Schedule 9.3(h).

Section 9.4    Exclusive Remedy.  Anything to the contrary in this Agreement notwithstanding, the Parties hereby agree that, except for (a) claims for Fraud committed by any of the Parties to this Agreement with respect to such Party only, (b) Actions for specific performance or injunctive relief for a breach of a Closing action pursuant to Section 2.2 or Section 2.3 or a post-Closing covenant or (c) the dispute resolution procedure pursuant to Section 2.4(b) with respect to the matters covered thereby, following the Closing, the sole and exclusive remedy of a Party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement or any other claim arising out of or related to this Agreement (in each case, regardless of the theory, whether in contract, at law, in equity or otherwise) shall be the indemnification rights set forth in this ARTICLE 9.

Section 9.5    Order of Recovery; Limitations on Indemnification Payments to Buyer Indemnitees.  Buyer and Seller agree, for themselves and on behalf of the Buyer Indemnitees and the Seller Indemnitees:

(a)    With respect to the indemnification obligations of Seller pursuant to Section 9.3(a), from and after the Closing, any amounts owing to any Buyer Indemnitee in respect of such obligations (i.e., after the application of the Indemnity Threshold) shall be payable solely from the Available Escrow Funds, if any, until the retention under the R&W Insurance Policy has been satisfied.  Subject to Section 9.7, Seller thereafter shall have no liability, and the Buyer Indemnitees shall have no right to payment from Seller, for any indemnification obligations of Seller pursuant to Section 9.3(a) and for the avoidance of doubt, Seller’s aggregate liability in respect of Section 9.3(a) shall not exceed $4,500,000.00, except in the case of Seller’s Fraud as contemplated by Section 9.7.

(b)    With respect to the indemnification obligations of Seller pursuant to Section 9.3(b),  Section 9.3(c) (but only with respect to any breach of the covenants or agreements of the Company or Seller to be performed prior to or at the Closing the breach of which is addressed by the R&W Insurance Policy) and Section 9.3(d) (the foregoing indemnification obligations, the “Policy Covered Indemnification Obligations”), from and after the Closing, any amounts owing to any Buyer Indemnitee in respect of any Policy Covered Indemnification Obligation shall be paid as follows:  (i) first, from the Available Escrow Funds, if any, until the retention under the R&W Insurance Policy has been satisfied; (ii) second, from the R&W Insurance Policy until coverage under the R&W Insurance Policy has been exhausted; and (iii) third, from the Available Escrow Funds, if any, until the remaining Available Escrow Funds are exhausted or have been released, and, subject to Section 9.7, Seller thereafter shall have no liability, and the Buyer Indemnitees shall have no right to payment from Seller, for any Policy Covered Indemnification Obligation.

(c)    With respect to the indemnification obligations of Seller pursuant to Section 9.3(c) (but only with respect to any breach of the covenants or agreements of the Company or Seller not addressed in Section 9.5(b)), Section 9.3(e) and Section 9.3(h) (the foregoing indemnification obligation, the “Other Indemnification Obligations”), from and after the Closing, any amounts owing to any Buyer Indemnitee in respect of any Other Indemnification Obligation shall be paid solely from the Available Escrow Funds, if any, until the remaining Available Escrow Funds are exhausted or have been released, and Seller thereafter shall have no liability, and the Buyer Indemnitees shall have no right to payment from Seller, for any Other Indemnification Obligation.

(d)    With respect to the indemnification obligations of Seller pursuant to Section 9.3(f), from and after the Closing, (i) the first $1,000,000 in Losses owing to any Buyer Indemnitee in respect of such matter, shall be paid solely from the Available Escrow Funds, if any, until the remaining Available Escrow Funds are exhausted or have been released and (ii) 50% of the next $4,200,000 in Losses (i.e., an aggregate cap in respect of such matter of $3,100,000) owing to any Buyer Indemnitee in respect of such matter, solely from the Available Escrow Funds, if any, until the Remaining Available Escrow Funds are exhausted or have been released, and Seller thereafter shall have no liability, and the Buyer Indemnitees shall have no right to payment from Seller, in respect of any such matter.

(e)    With respect to the indemnification obligations of Seller pursuant to Section 9.3(g), from and after the Closing, up to $500,000 in Losses owing to any Buyer Indemnitee in respect of such matter, shall be paid solely from the Available Escrow Funds, if any, until the remaining Available Escrow Funds are exhausted or have been released, and Seller thereafter shall have no liability, and the Buyer Indemnitees shall have no right to payment from Seller, in respect of any such matter.

(f)    No Buyer Indemnitee will assert any claims for indemnification under Section 9.3(a): (i) in respect of any Loss incurred or suffered by such Buyer Indemnitee that is not a Qualifying Loss and (ii) until such time as the aggregate of all Qualifying Losses that Buyer Indemnitees may have under Section 9.3(a) exceeds $4,500,000.00 (the “Indemnity Threshold”), and then only for the aggregate amount of all Qualifying Losses in excess of the Indemnity Threshold. Except with respect to Section 2.4(c)(ii) and subject to Section 9.7, notwithstanding any provision of this Agreement to the contrary, the aggregate liability of Seller pursuant to this Agreement for any claim or reason whatsoever shall not exceed an amount equal to the then-remaining Escrow Funds (the “Available Escrow Funds”), and Buyer, on behalf of itself and the other Buyer Indemnitees, agrees not to seek, and shall not be entitled to recover, any Losses or other payments under Section 9.3 from any source other than the then-remaining Escrow Funds or the R&W Insurance Policy.

(g)    For purposes of this ARTICLE 9, when determining (i) whether any inaccuracy in or breach of any representation or warranty contained in this Agreement exists or has occurred and (ii) the amount of Losses arising in connection therefrom, the representations and warranties of the parties shall not be deemed qualified by any reference to “materiality,” “material,” “Material Adverse Effect” or similar phrases that are otherwise set forth therein (other than in respect of any use of the defined terms “Material Contract,” “Material Permit” or “Material Lease”).

(h)    With respect to each indemnification obligation in this Agreement:  (i) each such obligation shall be calculated on an After-Tax Basis; (ii) all Losses shall be net of any Eligible Insurance Proceeds (other than proceeds from the R&W Insurance Policy); (iii) in no event shall an Indemnifying Party have liability to the Indemnified Party (x) for any punitive damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim or by a Governmental Entity or (y) with respect to a breach of Section 3.11, for any Losses with respect to taxable periods or portions thereof beginning after the Closing Date; and (iv) the Parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price to the extent permitted under applicable Tax Law.

(i)    Any Indemnified Party shall take all commercially reasonable steps to mitigate any Losses incurred by such Party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.

(j)    If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage (other than the R&W Insurance Policy), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”).  If the Indemnifying Party so requests within one hundred eighty (180) days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder as they would if such Losses were not subject to indemnification hereunder, in which event all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible

Insurance Proceeds”.  Any amount payable by an Indemnifying Party pursuant to this ARTICLE 9 shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds.  In any case where an Indemnified Party recovers from a third party any Eligible Insurance Proceeds and/or any other amount in respect of any Losses for which an Indemnifying Party has actually reimbursed such Indemnified Party pursuant to this ARTICLE 9, such Indemnified Party shall promptly pay over to the Indemnifying Party such Eligible Insurance Proceeds and/or the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.  In the event that prior to the second anniversary of the Closing Date, Buyer and/or the Group Companies fail to make (in the aggregate) a one-time payment (which may be paid in installments) (and not payments in respect of ongoing compensation) in respect of the matter set forth on Schedule 9.5(j) that is less than $2,000,000 (with the amount of such shortfall being the “Lesser Cost Amount”), Buyer shall promptly pay to Seller an amount equal to the product of (i) .76 and (ii) the Lesser Cost Amount.

(k)    If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.2 or 9.3 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(l)    If an inaccuracy in any of the representations and warranties made by the Company or Seller or a breach of any covenants of the Company or Seller gives rise to an adjustment in the Purchase Price, or otherwise was the basis for an adjustment to (or was taken into account in calculating) the amount of Closing Date Indebtedness, the amount of Unpaid Seller Expenses, and/or the Net Financial Position Adjustment, in each case, as set forth in the final Purchase Price calculation (as determined pursuant to Section 2.4(b)), then such inaccuracy or breach shall not give rise to an indemnification obligation hereunder to the extent the Purchase Price, the amount of Closing Date Indebtedness, the amount of Unpaid Seller Expenses, and/or the Net Financial Position Adjustment (or any of the components of the foregoing), in each case, as set forth in the final Purchase Price calculation (as determined pursuant to Section 2.4(b)), was actually adjusted.

(m)    No Buyer Indemnitee shall be indemnified or reimbursed for any Losses more than one time in respect of any one Loss or related group of Losses, including to the extent that any Buyer Indemnitee has been economically compensated therefor (i) pursuant to an adjustment to the Net Financial Position Adjustment (or any component thereof), in the Purchase Price as finally determined pursuant to Section 2.4(b), or (ii) by the existence of balance sheet reserves or liabilities in respect of such Losses that were otherwise included as a balance sheet reserve or liability in the Latest Balance Sheet.

Section 9.6    Notification of Claims; Third Party Claims.

(a)    A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this ARTICLE 9, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided,  however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE 9 except to the extent the Indemnifying Party is prejudiced by such failure.  The Parties hereto agree that any claims for indemnification for which notice is not timely delivered in accordance with this Section 9.6 shall be expressly barred and are hereby waived, provided,  however, that if, prior to such applicable date, a Party hereto shall have notified any other Party hereto in accordance with the requirements of this Section 9.6 of a claim for indemnification under this ARTICLE 9 (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this ARTICLE 9 notwithstanding the passing of such applicable date.

(b)    Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 9.6 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense (unless the Indemnified Party reasonably determines that a conflict of interest exists that makes representation by counsel chosen by the Indemnifying Party inadvisable or that there are additional or different defenses available to it than those available to the Indemnifying Party, in either of which cases, the fees and expenses of counsel for the Indemnified Party shall be borne by the Indemnifying Party).  The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim.  The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).    Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to undertake, conduct and control the defense of a Third-Party Claim if (i) such claim involves potential criminal liability; (ii) the Indemnified Party reasonably determines upon the written advice of outside counsel that it would be inappropriate for a single counsel to represent all parties under applicable standards of legal ethics; or (iii) such claim seeks an injunction or other equitable relief against the Indemnified Party or if adversely determined against the Indemnified Party would establish a precedent that materially impairs the Indemnified Party or its business.

(c)    Notwithstanding anything to the contrary in this ARTICLE 9 (including Sections 9.2 and 9.3), no Indemnifying Party shall have any liability under this ARTICLE 9 for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party (subject to the requirements otherwise provided in this Section 9.6).

(d)    In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 9.6 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE 9.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

(e)    Buyer shall process and manage the Specified Matters in a manner consistent with Buyer’s normal and ordinary course of business for similar matters with respect to Buyer and Buyer’s Affiliates, and in all events in a commercially reasonable manner; provided,  however, that Buyer shall not initiate any report or notice acknowledging any deficiency or violation with respect to the Specified Matters to a Governmental Entity (it being understood that commercially reasonable actions taken by Buyer or its Affiliates with respect to the Specified Matters in reasonable anticipation of or response to an audit or investigation by a Governmental Entity will not be prohibited). For the avoidance of doubt and notwithstanding anything herein to the contrary, Buyer shall solely and exclusively control, defend, manage and resolve the Specified Matters. Buyer shall reasonably consult with and keep Seller reasonably informed with respect to communications to be made to or received from third parties in connection with the Specified Matters, but Seller will not have the right to consent to or approve the administration, management, defense or resolution of the Specified Matters.

(f)    Notwithstanding anything in this Agreement to the contrary, Seller shall control the defense of the matters set forth in Section 9.3(h) without regard to clause (ii) of the last sentence of Section 9.6(b).

Section 9.7    Fraud.  Except with respect to Section 2.4(c)(ii), notwithstanding anything contained herein to the contrary, the aggregate liability of Seller under this ARTICLE 9 pursuant to this Agreement and the transaction contemplated hereby shall not exceed the Available Escrow Funds, other than in the case of Fraud committed by Seller (in which case the aggregate liability of Seller under or pursuant to this Agreement and the transactions contemplated hereby shall not exceed the Enterprise Value).

Section 9.8    Release of Escrow Account.  The release of the Escrow Funds shall be subject to the terms of the Escrow Agreement.

Article 10
MISCELLANEOUS

Section 10.1    Entire Agreement; Assignment; Amendment.  This Agreement, together with all Exhibits and Disclosure Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof, and together with the Confidentiality Agreement and the other Transaction Documents, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Buyer and Seller; provided, however, that notwithstanding the foregoing, Buyer may assign its rights and interests hereunder for the purpose of securing any financing of the transactions contemplated hereby but no such assignment shall relieve Buyer of any liability or obligation hereunder.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.  This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and Seller (on behalf of itself and the Company).  This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any Party or Parties effected in a manner which does not comply with this Article 10 shall be void.

Section 10.2    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer (or the Company (after the Closing)):

Paychex, Inc.

911 Panorama Trail S.

Rochester, New York 14625

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP

1300 Clinton Square

Rochester, New York 14604

Attention: Tyler J. Savage

To Seller (or the Company (prior to the Closing)):

c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, Connecticut 06830
Attention: Peter M. Mundheim

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: James J. Moriarty and Howard T. Spilko

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3    Governing Law.  This Agreement and any claim arising out of this Agreement (including in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 10.4    Fees and Expenses.  Except as otherwise set forth in this Agreement (including, for the avoidance of doubt, the fees and expenses to be borne by (a) Buyer in accordance with Section 6.3(d),  Section 6.5(b) and Section 6.9 and (b) Seller in accordance with Section 6.9 and Section 6.12), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that in the event that the transactions contemplated by this Agreement are consummated, Buyer shall, or shall cause the Company to, pay all Unpaid Seller Expenses in accordance with Section 2.4(a)(ii)(B).

Section 10.5    Construction.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.

Section 10.6    Exhibits and Schedules.  All Exhibits and Disclosure Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Disclosure Schedule with respect to any Section of the Agreement (whether or not expressly referenced by a particular Section in this Agreement) shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent the relevance thereof to such other Section of this Agreement is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement. Any capitalized term used in any Exhibit or Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 10.7    Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided,  however, notwithstanding the foregoing, each present and former director, officer, employee, fiduciary, trustee or agent of any Group Company is an express third party beneficiary of Section 6.5 and each Non-Party Affiliate is an express third party beneficiary of Section 10.16  (provided, that Seller may amend, modify or waive any provision hereof on behalf of such individuals without their prior consent).

Section 10.8    Extension; Waiver.  At any time prior to the Closing, Seller may, on behalf of itself and the Company, (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto, or (c) waive compliance by Buyer with any of the agreements or conditions contained herein.  At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and Seller contained herein or in any document, certificate or writing delivered by the Company or Seller pursuant hereto, or (iii) waive compliance by the Company and Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.9    Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10    Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.11    WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.12    Jurisdiction and Venue.  Each of the Parties (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the  State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any Action arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Action may be heard and determined in any such court and (c) agrees not to bring any Action arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Each Party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2.  Nothing in this Section 10.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.13    Waiver of Claims Against Debt Providers.  Notwithstanding anything to the contrary contained herein, Seller (on behalf of itself and each Group Company) hereby waives any rights or claims against any debt financing provider in connection with this Agreement or any such debt financing or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith.  In furtherance and not in limitation of the foregoing, Seller acknowledges and agrees that no debt financing provider shall have any liability to Seller or any Group Company in connection with this Agreement, the debt financing or the transactions contemplated hereby or thereby.

Section 10.14    Remedies.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.12, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.15    Waiver of Conflicts.  Recognizing that Kramer Levin Naftalis & Frankel LLP has acted as legal counsel to Seller and its Affiliates and the Group Companies prior to the Closing, and that Kramer Levin Naftalis & Frankel LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kramer Levin Naftalis & Frankel LLP representing Seller and/or its Affiliates after the Closing based upon such representation relating to or arising out of the  negotiation, documentation and consummation of the Transaction (the “Engagement”).  In addition, all Attorney-Client Communications, as defined herein, shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies).  Accordingly, the Group Companies shall not, without Seller’s consent, have access to Attorney-Client Communications, or to the files of Kramer Levin Naftalis & Frankel LLP relating to its representation of the Seller and its Affiliates (including the Group Companies) in the Engagement, whether or not the Closing shall have occurred, based upon the fact of such representation.  Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to Attorney-Client Communications, and none of the Group Companies shall be a holder thereof, (b) to the extent that files of Kramer Levin Naftalis & Frankel LLP in respect of the Attorney-Client Communications and the Engagement constitute property of the client, only Seller and its Affiliates (and not the Group Companies) shall hold such property rights and (c) Kramer Levin Naftalis & Frankel LLP shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to any of the Group Companies by reason of any attorney-client relationship between Kramer Levin Naftalis & Frankel LLP and any of the Group Companies or otherwise related to the Engagement. Buyer further agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Group Companies), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to Seller and will not pass to or be claimed by Buyer, Company or any of their Subsidiaries, and (ii) Seller will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications.  Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Group Companies) not to, (A) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a Seller or a Seller’s Affiliate; or (B) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a Seller or a Seller’s Affiliate. “Attorney-Client Communication’’ means any communication occurring on or prior to Closing between Kramer Levin Naftalis & Frankel LLP on the one hand and Company, its Subsidiaries, Seller, or any of their respective Affiliates on the other hand that in any way relates to or arises out of the negotiation, documentation and consummation of the Transaction.  Kramer Levin Naftalis & Frankel LLP is an express third party beneficiary of this Section 10.15.  For the avoidance of doubt, Attorney-Client Communications shall not include communications occurring on or prior to Closing between Kramer Levin Naftalis & Frankel LLP on the one hand and any of the Group Companies, Seller, or any of their respective Affiliates on the other hand, that in any way relates to or arises out of matters other than the negotiation, documentation and consummation of the Transaction.

Section 10.16    Non-Recourse.  All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as Parties hereto and thereto. No Person who is not a named Party to this Agreement or the other Transaction Documents, including any past, present or future Affiliate of Seller or the Company or any of their respective directors, officers, employees, incorporators, members, managers, partners, equityholders (including stockholders and optionholders), Affiliates, agents, attorneys or Representatives (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

*     *     *     *     *

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

OASIS OUTSOURCING ACQUISITION CORPORATION

By:	/s/ Mark C. Perlberg
Name: Mark C. Perlberg
Title: President and Chief Executive Officer

OASIS OUTSOURCING GROUP HOLDINGS, L.P.

By:	/s/ Mark C. Perlberg
Name: Mark C. Perlberg
Title: President and Chief Executive Officer

PAYCHEX NORTH AMERICA INC.

By:	/s/ Efrain Rivera
Name: Efrain Rivera
Title: President